Exhibit 10

EXECUTION VERSION

Published CUSIP Number: 07368MAD4

Revolving Credit CUSIP Number: 07368MAE2

Canadian Revolving Credit CUSIP Number: 07368MAF9

Term Loan CUSIP Number: 07368MAG7

us$550,000,000

C$15,000,000

CREDIT AGREEMENT

dated as of April 5, 2012

by and among

BEACON ROOFING SUPPLY, INC.,

as Holdings,

BEACON SALES ACQUISITION, INC.,

as US Borrower,

BEACON ROOFING SUPPLY CANADA COMPANY,

as Canadian Borrower,

the Lenders referred to herein,

as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
Swingline Lender and Issuing Lender

GENERAL ELECTRIC CAPITAL CORPORATION

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

each as a Syndication Agent

BANK OF AMERICA, N.A.

and

UNION BANK, N.A.,

each as a Documentation Agent

WELLS FARGO SECURITIES, LLC,

GE CAPITAL MARKETS, INC.

J.P. MORGAN SECURITIES LLC

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

UNION BANK, N.A,
each as a Joint Lead Arranger and Joint Bookrunner

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

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EXHIBITS
Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit A-3	-	Form of Term Loan Note
Exhibit A-4	-	Form of Canadian Revolving Credit Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H-1	-	Form of US Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit H-2	-	Form of US Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit H-3	-	Form of US Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit H-4	-	Form of US Tax Compliance Certificate (Foreign Lender Partnerships)

SCHEDULES
Schedule 1.1	-	Existing Letters of Credit
Schedule 8.1	-	Jurisdictions of Organization and Qualification
Schedule 8.2	-	Subsidiaries and Capitalization
Schedule 8.6	-	Audit Matters
Schedule 8.9	-	ERISA Plans
Schedule 8.12	-	Labor and Collective Bargaining Agreements
Schedule 8.17	-	Real Property
Schedule 10.1	-	Existing Indebtedness
Schedule 10.2	-	Existing Liens
Schedule 10.3	-	Existing Loans, Advances and Investments
Schedule 10.7	-	Transactions with Affiliates

-v-

CREDIT AGREEMENT, dated as of April 5, 2012, by and among BEACON ROOFING SUPPLY, INC., a Delaware corporation, as Holdings, Beacon Sales Acquisition, Inc., a Delaware corporation, as US Borrower, BEACON ROOFING SUPPLY CANADA COMPANY, an unlimited liability company organized under the laws of Nova Scotia, as Canadian Borrower, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

The Borrowers have requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to extend, certain credit facilities to the Borrowers.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1           Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 12.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 13.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and binding orders of arbitrators.

“Applicable Rate” means the corresponding percentages per annum as set forth below based on the Consolidated Total Leverage Ratio:

			Revolving Credit Loans and Canadian Revolving Credit Loans		Term Loans
Pricing Level	Consolidated Total Leverage Ratio	Commitment Fee	LIBOR +	Base Rate and Canadian Base Rate +	LIBOR +	Base Rate +
I	Less than or equal to 1.25 to 1.00	0.35%	1.50%	0.50%	1.50%	0.50%
II	Less than or equal to 2.00 to 1.00 but greater than 1.25 to 1.00	0.375%	1.75%	0.75%	1.75%	0.75%
III	Less than or equal to 2.75 to 1.00 but greater than 2.00 to 1.00	0.45%	2.00%	1.00%	2.00%	1.00%
IV	Less than or equal to 3.50 to 1.00 but greater than 2.75 to 1.00	0.50%	2.25%	1.25%	2.25%	1.25%
V	Greater than 3.50 to 1.00	0.50%	2.50%	1.50%	2.50%	1.50%

The Applicable Rate shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after the day by which Holdings and the US Borrower are required to provide an Officer’s Compliance Certificate pursuant to Section 9.2(a) for the most recently ended fiscal quarter of Holdings; provided that (a) the Applicable Rate shall be based on Pricing Level II until the first Calculation Date occurring after the receipt of financial statements and the related Officer’s Compliance Certificate for the fiscal quarter of Holdings ending September 30, 2012 and, thereafter the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of Holdings preceding the applicable Calculation Date, and (b) if Holdings and the US Borrower fail to provide the Officer’s Compliance Certificate as required by Section 9.2(a) for the most recently ended fiscal quarter of Holdings preceding the applicable Calculation Date, the Applicable Rate from such Calculation Date shall be based on Pricing Level V until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of Holdings preceding such Calculation Date. Except as provided in clause (b) of the proviso to the preceding sentence, the applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Pricing Level shall be applicable to all Extensions of Credit then existing or subsequently made or issued until the next succeeding adjustment.

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Notwithstanding the foregoing, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Section 9.1 or 9.2(a) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Officer’s Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (A) Holdings and the US Borrower shall promptly after becoming aware of such inaccuracy deliver to the Administrative Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (B) the Applicable Rate for such Applicable Period shall be determined as if the Consolidated Total Leverage Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period, and (C) each Borrower shall thereupon be obligated to pay to the Administrative Agent, to the extent applicable to such Borrower, the accrued additional interest and fees owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 6.4. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 6.1(c) and 11.2 nor any of their other rights under this Agreement or any other Loan Document. Each Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

The Applicable Rates set forth above shall be increased as, and to the extent, required by Section 6.13.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means (a) Wells Fargo Securities, LLC, (b) GE Capital Markets, Inc., (c) J.P. Morgan Securities LLC, (d) Merrill Lynch, Pierce, Fenner & Smith Incorporated and (e) Union Bank, N.A., in their respective capacities as joint lead arrangers and joint bookrunners.

“Asset Disposition” means the disposition of any or all of the assets (including, without limitation, any Capital Stock owned thereby) of any Credit Party or any Subsidiary thereof whether by sale, lease, transfer or otherwise, and any issuance of Capital Stock by any Subsidiary of Holdings to any Person that is not a Credit Party or any Subsidiary thereof. The term “Asset Disposition” shall not include (a) the sale of inventory in the ordinary course of business, (b) the transfer of assets to the US Borrower or any Subsidiary thereof pursuant to any other transaction permitted pursuant to Section 10.4, (c) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction, (d) the disposition of any Hedge Agreement, (e) dispositions of Investments in cash and Cash Equivalents, (f) the payment in cash of obligations and liabilities and (g) (i) the transfer by any US Credit Party of its assets to any other US Credit Party (other than Holdings), (ii) the transfer by any Non-US Guarantor Subsidiary of its assets to any US Credit Party (provided that in connection with any new transfer, such US Credit Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such transfer), (iii) the transfer by any Non-Canadian Guarantor Subsidiary of its assets to any Canadian Credit Party (provided that in connection with any new transfer, such Canadian Credit Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such transfer) and (iv) the transfer by any Non-US Guarantor Subsidiary of its assets to any other Non-US Guarantor Subsidiary.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.10), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

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“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) except during any period of time during which a notice delivered to the US Borrower under Section 6.8 shall remain in effect, LIBOR for an Interest Period of one month plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 6.1(a).

“Borrowers” means, collectively, the US Borrower and the Canadian Borrower.

“Business Day” means

(a)          for all purposes other than as set forth in clause (b) or (c) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business;

(b)          with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan denominated in Dollars, Swingline Loans or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market; and

(c)          with respect to all notices and determinations in connection with, and payments of principal and interest on, any Canadian Revolving Credit Loan, (i) any day that is a Business Day described in clause (a) and on which banks are open for business in Toronto, Ontario and (ii) with respect to any Canadian Revolving Credit Loan that is a LIBOR Rate Loan, any day that is a Business Day described in clauses (a) and (c)(i) and that is also a day for trading by and between banks in Canadian Dollar deposits in the London interbank market.

“Calculation Date” has the meaning assigned thereto in the definition of Applicable Rate.

“Canadian AML Laws” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada), the United Nations Act (Canada), United Nations Al-Qaida and Taliban Regulations, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism, the Criminal Code and any similar laws in effect in Canada from time to time.

“Canadian Base Rate” means at any time, the greatest of (a) the Canadian Prime Rate, (b) the annual rate of interest equal to the sum of (i) the CDOR Rate at such time plus (ii) one percent (1%) per annum and (c) except during any period of time during which a notice delivered to the US Borrower under Section 6.8 shall remain in effect, LIBOR for an Interest Period of one month plus one percent (1%) per annum; each change in the Canadian Base Rate shall take effect simultaneously with the corresponding change or changes in the Canadian Prime Rate, the CDOR Rate or LIBOR.

“Canadian Base Rate Loan” means any Revolving Credit Loan bearing interest at a rate based upon the Canadian Base Rate as provided in Section 6.1(a).

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“Canadian Borrower” means Beacon Roofing Supply Canada Company, an unlimited liability company organized under the laws of Nova Scotia.

“Canadian Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement with a Canadian Credit Party, is a Canadian Revolving Credit Lender, an Affiliate of a Canadian Revolving Credit Lender, the Administrative Agent or an Affiliate of the Administrative Agent, or (b) at the time it (or its Affiliate) becomes a Canadian Revolving Credit Lender (including on the Closing Date), is a party to a Cash Management Agreement with a Canadian Credit Party, in each case in its capacity as a party to such Cash Management Agreement.

“Canadian Collateral Agreement” means the collateral agreement of even date herewith executed by the Canadian Credit Parties in favor of the Administrative Agent, for the ratable benefit of the Canadian Secured Parties.

“Canadian Credit Parties” means, collectively, the Canadian Borrower and the Canadian Subsidiary Guarantors.

“Canadian Dollar” or “C$” means, at the time of determination, the lawful currency of Canada.

“Canadian Employee Benefit Plan” means (a) any employee benefit plan that is maintained for employees or former employees of the Canadian Borrower or any Subsidiary thereof registered in accordance with Canadian Pension Laws which any Credit Party or any Subsidiary thereof sponsors, maintains, or to which it makes, is making, or is obligated to make, contributions or (b) any Canadian Pension Plan or Canadian Multiemployer Plan that has at any time within the preceding seven (7) years been maintained for the employees of any Credit Party or any Subsidiary thereof, and shall not include any Employee Benefit Plan.

“Canadian Extensions of Credit” means, as to any Lender at any time, (a) the aggregate principal amount of all Canadian Revolving Credit Loans made by such Lender then outstanding or (b) the making of any Canadian Revolving Credit Loan, as the context requires.

“Canadian Hedge Bank” means any Person that, (a) at the time it enters into a Hedge Agreement with a Canadian Credit Party permitted under Article X, is a Canadian Revolving Credit Lender, an Affiliate of a Canadian Revolving Credit Lender, the Administrative Agent or an Affiliate of the Administrative Agent or (b) at the time it (or its Affiliate) becomes a Canadian Revolving Credit Lender (including on the Closing Date), is a party to a Hedge Agreement with a Canadian Credit Party, in each case in its capacity as a party to such Hedge Agreement.

“Canadian Multiemployer Plan” means a “multi-employer pension plan” as defined by Canadian Pension Laws and registered in accordance with Canadian Pension Laws and as to which any Credit Party or any Subsidiary thereof is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding seven (7) years, and shall not include any Multiemployer Plan.

“Canadian Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Canadian Revolving Credit Loans and (b) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties to the Canadian Revolving Credit Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Canadian Revolving Credit Loan of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

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“Canadian Pension Laws” means the Income Tax Act (Canada) and any pension standards legislation applicable to a Canadian Pension Plan or a Canadian Multiemployer Plan.

“Canadian Pension Plan” means any Canadian Employee Benefit Plan, other than a Canadian Multiemployer Plan, which is a “registered pension plan” as defined under Section 248(l) of the Income Tax Act (Canada) and which (a) is maintained, funded or administered for the employees of any Credit Party or any Subsidiary thereof or (b) has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any Subsidiary thereof, and shall not include any Pension Plan.

“Canadian Prime Rate” means the rate of interest publicly announced from time to time by the Canadian Reference Bank as its prime rate in effect for determining interest rates on Canadian Dollar denominated commercial loans in Canada (which such rate is not necessarily the most favored rate of the Canadian Reference Bank and the Canadian Reference Bank may lend to its customers at rates that are at, above or below such rate) or, if the Canadian Reference Bank ceases to announce a rate so designated, any similar successor rate designated by the Canadian Reference Bank.

“Canadian Reference Bank” means any one or more of The Bank of Nova Scotia, Bank of Montreal, Royal Bank of Canada, The Toronto-Dominion Bank, Canadian Imperial Bank of Commerce or National Bank of Canada, as the Administrative Agent may determine.

“Canadian Revolving Credit Commitment” means (a) as to any Canadian Revolving Credit Lender, the obligation of such Canadian Revolving Credit Lender to make Canadian Revolving Credit Loans to the Canadian Borrower in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Canadian Revolving Credit Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms of this Agreement and (b) as to all Canadian Revolving Credit Lenders, the aggregate commitment of all Canadian Revolving Credit Lenders to make Canadian Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms of this Agreement. The aggregate Canadian Revolving Credit Commitment of all the Canadian Revolving Credit Lenders on the Closing Date shall be $15,000,000.

“Canadian Revolving Credit Commitment Percentage” means, with respect to any Canadian Revolving Credit Lender at any time, the percentage of the total Canadian Revolving Credit Commitments of all the Canadian Revolving Credit Lenders represented by such Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment. If the Canadian Revolving Credit Commitments have terminated or expired, the Canadian Revolving Credit Commitment Percentages shall be determined based upon the Canadian Revolving Credit Commitments most recently in effect, giving effect to any assignments.

“Canadian Revolving Credit Exposure” means, as to any Canadian Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Canadian Revolving Credit Loans.

“Canadian Revolving Credit Facility” means the revolving credit facility established pursuant to Article IV.

6

“Canadian Revolving Credit Lenders” means, collectively, all of the Lenders with a Canadian Revolving Credit Commitment.

“Canadian Revolving Credit Loans” means any revolving loan made to the Canadian Borrower pursuant to Section 4.1, and all such revolving loans collectively as the context requires.

“Canadian Revolving Credit Maturity Date” means the earliest to occur of (a) March 31, 2017, (b) the date of termination of the entire Canadian Revolving Credit Commitment by the US Borrower, on behalf of the Canadian Borrower, pursuant to Section 4.4, or (c) the date of termination of the Canadian Revolving Credit Commitment pursuant to Section 11.2(a).

“Canadian Revolving Credit Note” means a promissory note made by the Canadian Borrower in favor of a Canadian Revolving Credit Lender evidencing the Canadian Revolving Credit Loans made by such Canadian Revolving Credit Lender, substantially in the form attached as Exhibit A-4, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Canadian Revolving Credit Outstandings” means, with respect to Canadian Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Canadian Revolving Credit Loans occurring on such date.

“Canadian Secured Obligations” means, collectively, (a) the Canadian Obligations and (b) all existing or future payment and other obligations owing by any Canadian Credit Party under (i) any Secured Hedge Agreement with a Canadian Hedge Bank and (ii) any Secured Cash Management Agreement with a Canadian Cash Management Bank.

“Canadian Secured Parties” means, collectively, the Administrative Agent, the Canadian Revolving Credit Lenders, the Canadian Hedge Banks, the Canadian Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 12.5, any other holder from time to time of any Canadian Secured Obligations and, in each case, their respective successors and permitted assigns.

“Canadian Subsidiary” means any Subsidiary of Holdings that is organized under the laws of Canada or any province or territory thereof, including, without limitation, the Canadian Borrower.

“Canadian Subsidiary Guarantors” means, collectively, all direct and indirect Subsidiaries of the Canadian Borrower (other than any Excluded Subsidiary) which become a party to the Canadian Subsidiary Guaranty Agreement pursuant to Section 9.13.

“Canadian Subsidiary Guaranty Agreement” means the unconditional guaranty agreement executed by the Canadian Subsidiary Guarantors in favor of the Administrative Agent, for the ratable benefit of the Canadian Secured Parties.

“Capital Asset” means, with respect to Holdings and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of Holdings and its Subsidiaries.

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“Capital Expenditures” means, with respect to Holdings and its Subsidiaries for any period, the aggregate cost of all Capital Assets acquired by Holdings and its Subsidiaries during such period, as determined in accordance with GAAP, excluding (a) interest capitalized during construction and (b) any expenditure to the extent, for purpose of the definition of Permitted Acquisition, such expenditure is part of the Permitted Acquisition Consideration for any Permitted Acquisition consummated during or prior to such period, net of any Net Cash Proceeds received from (i) any disposition of Capital Assets (to the extent permitted hereunder) that have actually been reinvested during such period in other Capital Assets in accordance with Section 5.4(b)(ii) or (ii) any Insurance and Condemnation Event that have actually been reinvested during such period in other Capital Assets in accordance with Section 5.4(b)(iii); provided that (A) Capital Expenditures shall not be less than zero and (B) the Administrative Agent shall have received a certificate, in form and substance satisfactory to the Administrative Agent, executed by a Responsible Officer of Holdings and the US Borrower, certifying as to the other Capital Assets invested in with any such Net Cash Proceeds, the dates of such investments and the amount of such investments.

“Capital Lease” means any lease of any property by Holdings or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of Holdings and its Subsidiaries. Notwithstanding the foregoing and Section 13.9, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a Capital Lease under GAAP as in effect on the Closing Date, shall not be treated as a Capital Lease solely as a result of the adoption of changes in GAAP.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize” means, to pledge and deposit with, or deliver to, the Administrative Agent, for the benefit of one or more of the Issuing Lender, the Swingline Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations or Swingline Loans, cash or deposit account balances or, if the Administrative Agent, the Issuing Lender and the Swingline Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the Issuing Lender and the Swingline Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, collectively, (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the Canadian or United States federal government or (ii) issued by any agency of Canada or the United States federal government the obligations of which are fully backed by the full faith and credit of the Canadian or United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the Canadian or United States federal government, any province or territory of Canada or state of the United States or any political subdivision of any such province, territory or state or any public instrumentality thereof, in each case having, as applicable, (i) a long term rating of at least “AAA”, “AA+”, “AA” or “AA-” from S&P or at least “Aaa”, “Aa1”, “Aa2”, or “Aa3” from Moody’s, (ii) a short term rating of at least “A-1” from S&P or at least “P-1” from Moody’s or (iii) a municipal bond rating of at least “SP-1” from S&P or at least “MIG 1” or “VMIG 1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any province of Canada or state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender, (ii) any bank that is organized under the laws of Canada and referenced on Schedule I of the Bank Act (Canada) and has net assets in excess of C$500,000,000 or (iii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any Canadian or United States money market fund that (i) complies with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in Canada or the United States; provided that the maturities of all obligations specified in any of clauses (a), (b), (c) and (d) above shall not exceed 365 days.

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“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables), electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any US Cash Management Bank or Canadian Cash Management Bank.

“CCQ” means the Civil Code of Quebec, and, where applicable, the regulations promulgated thereunder.

“CDOR Rate” means the rate of interest per annum determined on the basis of an average thirty (30) day rate applicable to Canadian Dollar bankers’ acceptances appearing on the “Reuters Screen CDOR Page” (as defined in the International Swap Dealer Association, Inc.’s definitions, as amended, restated, supplemented or otherwise modified from time to time), or any successor page, as of 10:00 a.m. on such day (or if such day is not a Business Day, then on the immediately preceding Business Day) (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on the Reuters Screen CDOR Page on such day as contemplated, then the “CDOR Rate” on such day shall be calculated as the arithmetic average of the rates for such period applicable to Canadian Dollar bankers’ acceptances quoted by the banks listed in Schedule I of the Bank Act (Canada) which are also Canadian Revolving Credit Lenders (or, if there are no such Lenders, then the Canadian Reference Bank) as of 10:00 a.m. on such day (or if such day is not a Business Day, then on the immediately preceding Business Day). Each calculation by the Lenders of the CDOR Rate shall be conclusive and binding for all purposes, absent manifest error.

“Change in Control” means an event or series of events by which:

(a)          at any time, Holdings shall fail to own at least one hundred percent (100%) of the Capital Stock of the US Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the US Borrower; or

(b)          at any time, the US Borrower shall fail to own, directly or indirectly, at least one hundred percent (100%) of the Capital Stock entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Canadian Borrower; or

(c)          (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Capital Stock that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than twenty-five percent (25%) of the Capital Stock of Holdings entitled to vote in the election of members of the board of directors (or equivalent governing body) of Holdings or (ii) a majority of the members of the board of directors (or other equivalent governing body) of Holdings shall not constitute Continuing Directors; or

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(d)          there shall have occurred under any indenture or other instrument evidencing any Indebtedness or Capital Stock in excess of $5,000,000 any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating Holdings or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” means, when used in reference to any Loan, whether such Loan is a Revolving Credit Loan, Swingline Loan or Term Loan and, when used in reference to any Commitment, whether such Commitment is a Revolving Credit Commitment or a Term Loan Commitment.

“Closing Date” means the date of this Agreement.

“Closing Leverage Ratio” has the meaning assigned thereto in Section 7.1(e)(v).

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Collateral” means the collateral security for the Secured Obligations pledged or granted pursuant to the Security Documents.

“Commitment Fee” has the meaning assigned thereto in Section 6.3(a).

“Commitment Percentage” means, as to any Lender, such Lender’s Revolving Credit Commitment Percentage, Canadian Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable.

“Commitments” means, collectively, as to all Lenders, the Revolving Credit Commitments, the Canadian Revolving Credit Commitments and the Term Loan Commitments of such Lenders.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or capital or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

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“Consolidated Cash Interest Expense” means, for any period, the following determined on a Consolidated basis, without duplication, for Holdings and its Subsidiaries in accordance with GAAP: (a) Consolidated Interest Expense for such period less (b) the sum of (i) the amortized amount of debt discount and debt issuance costs for such period, (ii) charges taken for such period relating to write-ups or write-downs in the book or carrying value of existing Consolidated Total Indebtedness, (iii) interest paid in kind during such period in the form of Indebtedness or by addition to the principal of the related Indebtedness and (iv) other non-cash interest for such period.

“Consolidated EBITDA” means, for any period, the following determined on a Consolidated basis, without duplication, for Holdings and its Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period: (i) income and franchise taxes payable during such period, (ii) Consolidated Interest Expense, amortization of debt discount and commissions and other fees and charges associated with Indebtedness (except amortization and expenses related to the consummation of the initial Extensions of Credit (including the issuance of Letters of Credit) on the Closing Date and the payment of all fees, costs and expenses associated with the foregoing) for such period, (iii) amortization, depreciation and other non-cash charges for such period (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), (iv) extraordinary losses during such period (excluding extraordinary losses from discontinued operations), (v) Transaction Costs payable during such period, (vi) any other non-cash expenditure, charge or loss during such period, including the amount of any compensation deduction as the result of any grant of Capital Stock to employees, officers, directors or consultants and (vii) out-of-pocket expenses incurred during such period in connection with (A) the consummation of any Permitted Acquisition, (B) the incurrence of Indebtedness permitted pursuant to Section 10.1(i) and (C) the consummation of any Equity Issuance less (c) the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period, (i) any credit for federal income taxes or other taxes measured by net income for such period, (ii) interest income for such period, (iii) any extraordinary gains during such period, (iv) any aggregate net gain from Asset Dispositions out of the ordinary course of business for such period, (v) any other non-cash gain for such period, including any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any Capital Stock for such period, and (vi) any other cash payment during such period in respect of expenditures, charges and losses that have been added to Consolidated EBITDA pursuant to clause (b)(vi) above in any prior period. For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a Pro Forma Basis.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) Consolidated Cash Interest Expense for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Interest Expense” means, for any period, determined on a Consolidated basis, without duplication, for Holdings and its Subsidiaries in accordance with GAAP, all interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to Hedge Agreements) for such period.

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“Consolidated Net Income” means, for any period, the net income (or loss) of Holdings and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided, that in calculating Consolidated Net Income of Holdings and its Subsidiaries for any period, there shall be excluded (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which Holdings or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to Holdings or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or any of its Subsidiaries or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), and (c) the net income (if positive), of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to Holdings or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes.

“Consolidated Senior Indebtedness” means, with respect to Holdings and its Subsidiaries as of any date of determination on a Consolidated basis without duplication, the sum (a) all Consolidated Total Indebtedness of Holdings and its Subsidiaries minus (b) all Subordinated Indebtedness of Holdings and its Subsidiaries.

“Consolidated Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Indebtedness on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Total Assets” means, as of any date of determination, all assets of Holdings and its Subsidiaries that would, in accordance with GAAP, be classified as assets on a consolidated balance sheet of Holdings and its Subsidiaries.

“Consolidated Total Indebtedness” means, as of any date of determination with respect to Holdings and its Subsidiaries on a Consolidated basis without duplication, the sum of all Indebtedness of Holdings and its Subsidiaries of the types described in the definition of “Indebtedness” under clauses (a), (b), (c), (e), (f), (h) and (i) (in respect of Indebtedness specified in such clauses (a), (b), (c), (e), (f) and (h)).

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Continuing Directors” means the directors of Holdings on the Closing Date and each other director of Holdings, if, in each case, such other director’s nomination for election to the board of directors (or equivalent governing body) of Holdings is recommended by at least fifty-one percent (51%) of the then Continuing Directors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Facility” means, collectively, the Revolving Credit Facility, the Canadian Revolving Credit Facility, the Term Loan Facility, the Swingline Facility and the L/C Facility.

“Credit Parties” means, collectively, US Credit Parties and the Canadian Credit Parties.

“Credit Party Materials” has the meaning assigned thereto in Section 9.2.

“Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Credit Party or any of its Subsidiaries.

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“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, the Bankruptcy and Insolvency Act (Canada), the Winding-Up and Restructuring Act (Canada), the Companies’ Creditor Arrangement Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 11.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 6.15(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans, Canadian Revolving Credit Loans, the Term Loan, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within two (2) Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the US Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the US Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the US Borrower, to confirm in writing to the Administrative Agent and the US Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the US Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, interim receiver, receiver and manager, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state, federal or foreign regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 6.15(b)) upon delivery of written notice of such determination to the US Borrower, the Issuing Lender, the Swingline Lender and each Lender.

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“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a)  matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one (91) days after the Term Loan Maturity Date; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of Holdings or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.10(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 13.10(b)(iii)).

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is subject to ERISA and maintained for employees of any Credit Party or any Subsidiary thereof (but not including any Multiemployer Plan) or (b) any Pension Plan that has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former Subsidiary thereof to which any Credit Party has any current or contingent liability (including any contingent liability on account of an ERISA Affiliate) and shall not include any Canadian Employee Benefit Plan.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, written accusations or allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, binding interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equity Issuance” means (a) any issuance by Holdings of shares of its Capital Stock to any Person that is not a Credit Party (including, without limitation, in connection with the exercise of options or warrants or the conversion of any debt securities to equity) and (b) any capital contribution from any Person that is not a Credit Party into any Credit Party or any Subsidiary thereof. The term “Equity Issuance” shall not include (A) any Asset Disposition or (B) any Debt Issuance.

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“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.

“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b) or (c) of the Code or Section 4001(b) of ERISA or, for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining reserve requirements (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 11.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Subsidiary” means any non-Wholly-Owned Subsidiary (a) which is prohibited from guaranteeing any of the Obligations by (i) the organizational documents of such non-Wholly-Owned Subsidiary or (ii) any contract or agreement to which such non-Wholly-Owned Subsidiary is a party or (b) with respect to which any guaranty of the Obligations would result in an event of default under, or acceleration of, any Indebtedness (other than the Obligations) of such non-Wholly-Owned Subsidiary (in each case solely to the extent that the applicable Credit Parties have used commercially reasonable efforts to avoid such restrictions or limitations); provided that such non-Wholly-Owned Subsidiary does not guarantee any Indebtedness of any other Person.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 6.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 6.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 6.11(g), (d) any United States federal withholding Taxes imposed under FATCA, (e) any withholding Taxes on account of income taxes under Regulation 105 of the Canadian Income Tax Regulations (or any provincial equivalent) from fees (other than Commitment Fees) in respect of services rendered in Canada (or any province) and (f) any Canadian withholding Taxes required to be withheld from a Recipient that does not deal at arm’s length with the Canadian Borrower for purposes of the Income Tax Act (Canada); provided that such Lender shall have complied with Section 6.11(g). Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by, or on behalf of, a Credit Party that is a Foreign Subsidiary or a Canadian Credit Party to any Lender hereunder or under any other Loan Document.

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“Existing Canadian Credit Agreement” has the meaning assigned thereto in the definition of Transactions.

“Existing Letters of Credit” means those letters of credit existing on the Closing Date and identified on Schedule 1.1.

“Existing US Credit Agreement” has the meaning assigned thereto in the definition of Transactions.

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding, (iv) the aggregate principal amount of all Canadian Revolving Credit Loans made by such Lender then outstanding and (v) the aggregate principal amount of the Term Loans made by such Lender then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means the separate fee letter agreement dated March 2, 2012 among Holdings, the US Borrower, the Administrative Agent and the Left Lead Arranger.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary owned directly by any US Credit Party.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on September 30.

“Flood Hazard Property” means a parcel of real property subject to a Mortgage that is located in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

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“Foreign Lender” means (a) with respect to any Borrower that is a US Person, a Lender that is not a US Person, and (b) with respect to any Borrower that is not a US Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a US Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or Canada or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty Agreements” means, collectively, the US Subsidiary Guaranty Agreement, the Canadian Subsidiary Guaranty Agreement, the US Borrower Guaranty Agreement and the Holdings Guaranty Agreement.

“Guaranty Obligation” means, with respect to Holdings and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

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“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties or (f) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement.

“Hedge Bank” means any US Hedge Bank or Canadian Hedge Bank.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s).

“Holdings” means Beacon Roofing Supply, Inc., a Delaware corporation.

“Holdings Guaranty Agreement” means the unconditional guaranty agreement of even date herewith executed by Holdings in favor of the Administrative Agent, for the ratable benefit of the US Secured Parties and the Canadian Secured Parties.

“Hypothecs” means, collectively, any hypothecs entered into by any Credit Party and the Administrative Agent, for the ratable benefit of the US Secured Parties and/or the Canadian Secured Parties, as applicable, as required by this Agreement or any other Loan Document.

“Increased Amount Date” has the meaning assigned thereto in Section 6.13(a).

“Incremental Lender” has the meaning assigned thereto in Section 6.13(a).

“Incremental Loan Commitments” has the meaning assigned thereto in Section 6.13(a)(ii).

“Incremental Loans” has the meaning assigned thereto in Section 6.13(a)(ii).

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“Incremental Revolving Credit Commitment” has the meaning assigned thereto in Section 6.13(a)(ii).

“Incremental Revolving Credit Increase” has the meaning assigned thereto in Section 6.13(a)(ii).

“Incremental Term Loan” has the meaning assigned thereto in Section 6.13(a)(i).

“Incremental Term Loan Commitment” has the meaning assigned thereto in Section 6.13(a)(i).

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a)          all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b)          all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(c)          the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d)          all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e)          all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payable arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)          all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person;

(g)          all obligations, contingent or otherwise, of surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than those entered into in the ordinary course of business;

(h)          all obligations of any such Person in respect of Disqualified Capital Stock; and

(i)          all Guaranty Obligations of any such Person with respect to any of the foregoing.

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For all purposes hereof, (A) the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person and (B) the items in each of clauses (a) through (j) above shall constitute Indebtedness of such Person solely to the extent, directly or indirectly, (1) such Person is liable for any part of any such item, (2) any such item is secured by a Lien on such Person’s property or (3) any other Person has a right, contingent or otherwise, to cause such Person to become liable for any part of any such item or to grant such a Lien; provided that “earn-outs” and similar payment obligations shall be valued based upon the amount thereof required to be recorded on a balance sheet prepared in accordance with GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Initial Term Loan” means the term loan made, or to be made, to the US Borrower by the Term Loan Lenders pursuant to Section 5.1.

“Insurance and Condemnation Event” means the receipt by any Credit Party or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.

“Interest Period” has the meaning assigned thereto in Section 6.1(b).

“IRS” means the United States Internal Revenue Service.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Lender” means Wells Fargo, in its capacity as issuer of any Letter of Credit, or any successor thereto.

“L/C Commitment” means the lesser of (a) $20,000,000 and (b) the Revolving Credit Commitment.

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means the collective reference to all of the Revolving Credit Lenders.

“Left Lead Arranger” means Wells Fargo Securities, LLC, in its capacity as a joint lead arranger and joint bookrunner.

“Lender” means each Person party to this Agreement as a Lender on the Closing Date and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with Section 6.13.

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“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s US Extensions of Credit or Canadian Extensions of Credit, as applicable.

“Letter of Credit Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1 and the Existing Letters of Credit.

“LIBOR” means:

(a)          for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars or Canadian Dollars, as applicable, for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period. If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars or Canadian Dollars, as applicable, in minimum amounts of at least $5,000,000 or C$5,000,000, as applicable, would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period; and

(b)          for any interest rate calculation with respect to a Base Rate Loan or Canadian Base Rate Loan, as applicable, the rate of interest per annum determined on the basis of the rate for deposits in Dollars or Canadian Dollars, as applicable, in minimum amounts of at least $5,000,000 or C$5,000,000, as applicable, for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day. If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then “LIBOR” for such Base Rate Loan or Canadian Base Rate Loan, as applicable, shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars or Canadian Dollars, as applicable, in minimum amounts of at least $5,000,000 or C$5,000,000, as applicable, would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 6.1(a).

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“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Security Documents, the Fee Letter, and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or, if applicable, any of their respective Subsidiaries in favor of or provided to the Administrative Agent, any US Secured Party or any Canadian Secured Party in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Secured Hedge Agreement and any Secured Cash Management Agreement).

“Loans” means the collective reference to the Revolving Credit Loans, the Canadian Revolving Credit Loans, the Term Loan and the Swingline Loans, and “Loan” means any of such Loans.

“Material Adverse Effect” means, with respect to Holdings and its Subsidiaries, (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of such Persons, taken as a whole, (b) a material impairment of the ability of any Credit Party to perform its obligations under the Loan Documents to which it is a party, (c) a material impairment of the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all Issuing Lenders with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means the collective reference to each mortgage, deed of trust, deed of hypothec or other real property security document, encumbering any real property now or hereafter owned by any Credit Party, in each case, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Credit Party in favor of the Administrative Agent, for the ratable benefit of the US Secured Parties and/or the Canadian Secured Parties, as applicable, as any such document may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any Subsidiary thereof is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding seven (7) years to which any Credit Party has any current or contingent liability (including any contingent liability on account of an ERISA Affiliate) and shall not include any Canadian Multiemployer Plan.

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“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Disposition or Insurance and Condemnation Event, the gross proceeds received by any Credit Party or any of its Subsidiaries therefrom in cash or Cash Equivalents, as and when received, less the sum of (i) all income taxes and other taxes assessed (or reasonably estimated to be assessed within two (2) years of the date of the relevant transaction) by a Governmental Authority as a result of such transaction or event, (ii) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such transaction or event and (iii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the applicable asset (or a portion thereof), which Indebtedness (or any portion thereof) is required to be repaid in connection with such transaction or event, and (b) with respect to any Equity Issuance or Debt Issuance, the gross cash proceeds received by any Credit Party or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting, advisory, brokerage, investment banking and other fees, expenses, discounts, costs and commissions incurred in connection therewith.

“Non-Canadian Guarantor Subsidiary” means any Canadian Subsidiary of Holdings (other than the Canadian Borrower) that is not a Canadian Subsidiary Guarantor.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 13.2 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-US Guarantor Subsidiary” means any Subsidiary of Holdings (other than the US Borrower) that is not a US Subsidiary Guarantor.

“Notes” means the collective reference to the Revolving Credit Notes, the Canadian Revolving Credit Notes, the Swingline Note and the Term Loan Notes.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 6.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).

“Obligations” means, collectively, the US Obligations and the Canadian Obligations.

“OFAC” means the US Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer or the treasurer of Holdings and the US Borrower substantially in the form attached as Exhibit F.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 6.12).

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“Participant” has the meaning assigned thereto in Section 13.10(d).

“Participant Register” has the meaning assigned thereto in Section 13.10(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any Credit Party or any Subsidiary thereof or (b) has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former Subsidiaries to which any Credit Party has any current or contingent liability (including any contingent liability on account of an ERISA Affiliate) and shall not include any Canadian Pension Plan.

“Permitted Acquisition” means any acquisition by any Borrower or any Subsidiary thereof in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements:

(a)          no less than ten (10) Business Days prior to the proposed closing date of such acquisition, the US Borrower shall have delivered written notice of such acquisition to the Administrative Agent, which notice shall include the proposed closing date of such acquisition;

(b)          the US Borrower shall have certified on or before the closing date of such acquisition, in writing and in a form reasonably acceptable to the Administrative Agent, that such acquisition has been approved by the board of directors (or equivalent governing body) of the Person to be acquired;

(c)          the Person or business to be acquired shall be in a line of business permitted pursuant to Section 10.11;

(d)          (i) if such transaction is a merger, amalgamation or consolidation involving a US Credit Party, the US Borrower or a US Subsidiary Guarantor shall be the surviving Person and no Change in Control shall have been effected thereby or (ii) except as set forth in clause (i) above, if such transaction is a merger, amalgamation or consolidation, involving a Canadian Credit Party, the Canadian Borrower or a Canadian Subsidiary Guarantor shall be the surviving Person and no Change in Control shall have been effected thereby;

(e)          the US Borrower shall have delivered to the Administrative Agent all documents required to be delivered pursuant to, and in accordance with, Section 9.13;

(f)          to the extent that (i) the Permitted Acquisition Consideration for any such acquisition (or series of related acquisitions) exceeds $50,000,000 or (ii) the Consolidated Total Leverage Ratio calculated on a Pro Forma Basis (as of the proposed closing date of the acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith) shall be greater than 3.00 to 1.00, no later than five (5) Business Days prior to the proposed closing date of such acquisition, Holdings and the US Borrower shall have delivered to the Administrative Agent an Officer’s Compliance Certificate for the most recent fiscal quarter end preceding such acquisition for which financial statements are available:

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(i)          demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that:

(A)         the Credit Parties are in compliance on a Pro Forma Basis (as of the proposed closing date of the acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith) with each covenant contained in Section 10.13;

(B)         the Consolidated Total Leverage Ratio calculated on a Pro Forma Basis (as of the proposed closing date of the acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith) shall be at least 0.25 below the applicable ratio set forth in Section 10.13(a); and

(C)         after giving effect to such acquisition (or series of related acquisitions) and any borrowings under the Revolving Credit Facility in connection therewith, the sum of available amounts under the Revolving Credit Facility plus unrestricted domestic cash and Cash Equivalents shall equal at least $50,000,000;

(ii)         certifying that attached thereto are financial statements, based on the financial statements for the most recent fiscal quarter end preceding such acquisition for which financial statements are available, which have been prepared on a Pro Forma Basis after giving effect to such acquisition and all Indebtedness incurred in connection therewith;

(g)          no later than five (5) Business Days prior to the proposed closing date of such acquisition, the US Borrower, to the extent requested by the Administrative Agent, (i) shall have delivered to the Administrative Agent promptly upon the finalization thereof copies of substantially final Permitted Acquisition Documents, which shall be in form and substance reasonably satisfactory to the Administrative Agent;

(h)          no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition and any Indebtedness incurred in connection therewith;

(i)          to the extent that the Permitted Acquisition Consideration for any such acquisition (or series of related acquisitions) exceeds $25,000,000, the US Borrower shall demonstrate, in form and substance reasonably satisfactory to the Administrative Agent, that the entity to be acquired had positive Consolidated EBITDA for the four (4) fiscal quarter period ended immediately prior to the proposed closing date of such acquisition (which calculation may be made net of the amount of cost savings and operating expense reductions reasonably projected by the US Borrower to be realized by such entity as a result of actions taken or to be taken in connection with such acquisition to the extent that such savings and expense reductions are approved by the Administrative Agent in its sole discretion); and

(j)          the US Borrower shall have (i) delivered to the Administrative Agent a certificate of a Responsible Officer certifying that all of the requirements set forth above have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition and (ii) provided such other documents and other information as may be reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) in connection with such purchase or other acquisition.

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“Permitted Acquisition Consideration” means the aggregate amount of the purchase price, including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Capital Stock of Holdings, to be paid on a singular basis in connection with any applicable Permitted Acquisition as set forth in the applicable Permitted Acquisition Documents executed by the US Borrower or any of its Subsidiaries in order to consummate the applicable Permitted Acquisition.

“Permitted Acquisition Documents” means with respect to any acquisition proposed by any Borrower or any Subsidiary thereof, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other agreement evidencing such acquisition, including, without limitation, all legal opinions and each other material document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.

“Permitted Liens” means the Liens permitted pursuant to Section 10.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning assigned thereto in Section 9.2.

“PPSA” means the Personal Property Security Act (Ontario), as from time to time in effect; provided that, if attachment, perfection or priority of the Administrative Agent’s or Secured Parties’ security interests in any Collateral are governed by the personal property security laws of any jurisdiction in Canada other than Ontario, PPSA shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Basis” means, for purposes of calculating Consolidated EBITDA for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and (a) all income statement items (whether positive or negative) attributable to the Property or Person acquired in a Permitted Acquisition shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data reasonably acceptable to the Administrative Agent and based upon reasonable assumptions and calculations which are expected to have a continuous impact) and (b) all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Specified Disposition shall be excluded.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Public Lenders” has the meaning assigned thereto in Section 9.2.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

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“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Lender, as applicable.

“Register” has the meaning assigned thereto in Section 13.10(c).

“Reimbursement Obligation” means the obligation of the US Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Revolving Credit Lenders” means, at any date, any combination of Revolving Credit Lenders and Canadian Revolving Credit Lenders holding more than fifty percent (50%) of the sum of (a) the aggregate amount of the Revolving Credit Commitment or, if the Revolving Credit Commitment has been terminated, the aggregate Revolving Extensions of Credit and (b) the Canadian Revolving Credit Commitment (expressed in Dollars) or, if the Canadian Revolving Credit Commitment has been terminated, the aggregate Canadian Extensions of Credit; provided that the Revolving Credit Commitment or Canadian Revolving Credit Commitment, as applicable, of, and the portion of the Revolving Extensions of Credit or Canadian Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, chief accounting officer, general counsel, controller, treasurer or assistant treasurer of such Person or any other officer of such Person reasonably acceptable to the Administrative Agent. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payment” has the meaning assigned thereto in Section 10.6.

“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to, and to purchase participations in L/C Obligations and Swingline Loans for the account of, the US Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 6.13) and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 6.13). The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders on the Closing Date shall be $325,000,000.

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“Revolving Credit Commitment Percentage” means, with respect to any Revolving Credit Lender at any time, the percentage of the total Revolving Credit Commitments of all the Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Revolving Credit Commitment Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II (including any increase in such revolving credit facility established pursuant to Section 6.13).

“Revolving Credit Lenders” means, collectively, all of the Lenders with a Revolving Credit Commitment.

“Revolving Credit Loan” means any revolving loan made to the US Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Maturity Date” means the earliest to occur of (a) March 31, 2017, (b) the date of termination of the entire Revolving Credit Commitment by the US Borrower pursuant to Section 2.5, or (c) the date of termination of the Revolving Credit Commitment pursuant to Section 11.2(a).

“Revolving Credit Note” means a promissory note made by the US Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form attached as Exhibit A-1, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any Revolving Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Revolving Extensions of Credit” means (a) any Revolving Credit Loan then outstanding, (b) any Letter of Credit then outstanding or (c) any Swingline Loan then outstanding.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” means, with respect to any Person (the “obligor”), any contractual obligation or other arrangement with any other Person (the “counterparty”) consisting of a lease by such obligor of any property that, directly or indirectly, has been or is to be sold by the obligor to such counterparty or to any other Person to whom funds have been advanced by such counterparty based on a Lien on, or an assignment of, such property or any obligations of such obligor under such lease.

“Sanctioned Country” means a country subject to a sanctions program under Canadian AML Laws or identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

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“Sanctioned Person” means (a) a Person named (i) on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time (ii) on a list established under Canadian AML laws with which a Canadian Person cannot deal with or otherwise engage in business transactions, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by the US Department of the Treasury’s Office of Foreign Assets Control.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement between or among any Credit Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Hedge Agreement between or among any Credit Party and any Hedge Bank.

“Secured Obligations” means, collectively, the US Secured Obligations and the Canadian Secured Obligations.

“Security Documents” means the collective reference to the US Collateral Agreement, the Canadian Collateral Agreement, the Mortgages, the Hypothecs, the Guaranty Agreements, and each other agreement or writing pursuant to which any Credit Party purports to pledge or grant a hypothec on or a security interest in any Property or assets securing any of the Secured Obligations or any such Person purports to guaranty the payment and/or performance of any of the Secured Obligations.

“Senior Unsecured Indebtedness” means the collective reference to any unsecured Indebtedness incurred by Holdings or the US Borrower that ranks no higher than pari passu with the Obligations, the terms and conditions of which (and terms and conditions of the documents governing such Indebtedness) shall be market terms and conditions that are no more restrictive than the corresponding terms and conditions of this Agreement and the other Loan Documents and shall be approved by the Administrative Agent (such approval not to be unreasonably withheld) and, in any event, such terms and conditions shall include, without limitation, such unsecured Indebtedness (a) not maturing or having any required repayment or prepayment of principal, amortization, mandatory redemption or sinking fund obligation, in each case, prior to the date that is six (6) months after the final maturity date applicable to the Credit Facility (including, if applicable, any Incremental Term Loan) and (b) having no restrictions, limitations or encumbrances on the ability of Holdings or any its Subsidiaries to incur Liens to secure the Obligations.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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“Specified Disposition” means any disposition of all or substantially all of the assets or Capital Stock of any Subsidiary of Holdings or any division, business unit, product line or line of business.

“Specified Permitted Acquisition” means a Permitted Acquisition, or series of related Permitted Acquisitions, (a) with respect to which the aggregate Permitted Acquisition Consideration provided by any Borrower or any applicable Subsidiary thereof is equal to or greater than $50,000,000 and (b) which is designated by the US Borrower as a Specified Permitted Acquisition; provided that the US Borrower shall only be permitted to designate one (1) Permitted Acquisition, or one (1) series of related Permitted Acquisitions, as a Specified Permitted Acquisition during the term of this Agreement.

“Specified Transactions” means (a) any Specified Disposition, (b) any Permitted Acquisition and (c) the Transactions.

“Subordinated Indebtedness” means the collective reference to any Indebtedness incurred by Holdings or the US Borrower that is subordinated in right and time of payment to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent, which terms and conditions shall include, without limitation, such Subordinated Indebtedness (a) being on market terms and conditions that are no more restrictive than the corresponding terms and conditions of this Agreement and the other Loan Documents, (b) not maturing or having any required repayment or prepayment of principal, amortization, mandatory redemption or sinking fund obligation, in each case, prior to the date that is six (6) months after final maturity date applicable to the Credit Facility (including, if applicable, any Incremental Term Loan) and (c) having no restrictions, limitations or encumbrances on the ability of Holdings or any its Subsidiaries to incur Liens to secure the Obligations.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of Holdings.

“Swingline Commitment” means the lesser of (a) $35,000,000 and (b) the Revolving Credit Commitment.

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the US Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

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“Swingline Note” means a promissory note made by the US Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Commitment” means (a) as to any Lender, the obligation of such Lender to make a portion of the Initial Term Loan and/or Incremental Term Loans, as applicable, to the account of the US Borrower hereunder on the Closing Date (in the case of the Initial Term Loan) or the applicable borrowing date (in the case of any Incremental Term Loan) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make such Term Loans. The aggregate Term Loan Commitment with respect to the Initial Term Loan of all Lenders on the Closing Date shall be $225,000,000.

“Term Loan Facility” means the term loan facility established pursuant to Article V (including any new term loan facility established pursuant to Section 6.13).

“Term Loan Lender” means any Lender with a Term Loan Commitment and/or outstanding Term Loans.

“Term Loan Maturity Date” means the first to occur of (a) March 31, 2017, or (b) the date of acceleration of the Term Loans pursuant to Section 11.2(a).

“Term Loan Note” means a promissory note made by the US Borrower in favor of a Term Loan Lender evidencing the portion of the Term Loans made by such Term Loan Lender, substantially in the form attached as Exhibit A-3, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Term Loan Percentage” means, with respect to any Term Loan Lender at any time, the percentage of the total outstanding principal balance of the Term Loans represented by the outstanding principal balance of such Term Loan Lender’s Term Loans.

“Term Loans” means the Initial Term Loans and, if applicable, the Incremental Term Loans and “Term Loan” means any of such Term Loans.

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“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect: (a) a “reportable event” described in Section 4043 of ERISA with respect to any Pension Plan for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan under Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, in each case, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would reasonably constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or in endangered or critical status within the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate, or (l) the termination of a Canadian Pension Plan, the filing of a notice of intent to terminate a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment as a termination, under Applicable Law, if the plan assets are not sufficient to pay all plan liabilities, or (k) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Canadian Pension Plan by any applicable Governmental Authority under Applicable Law, or (m) any other event or condition which would constitute grounds under Canadian Pension Laws for the termination of, or the appointment of a trustee to administer, any Canadian Pension Plan, or (n) the partial or complete withdrawal of any Credit Party from a Canadian Multiemployer Plan if withdrawal liability is asserted by such plan, or (o) any event or condition which results in the reorganization or insolvency of a Canadian Multiemployer Plan, or (p) any event or condition which results in the termination of a Canadian Multiemployer Plan or the institution by any Governmental Authority of proceedings to terminate a Canadian Multiemployer Plan.

“Threshold Amount” means $10,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure, Canadian Revolving Credit Exposure and outstanding Term Loans of such Lender at such time.

“Transaction Costs” means all transaction fees, charges and other amounts related to the Transactions (including, without limitation, any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith), to the extent paid within six (6) months of the closing of the Credit Facility and approved by the Administrative Agent in its reasonable discretion.

“Transactions” means, collectively, (a) the repayment in full of all Indebtedness (other than Indebtedness permitted pursuant to Section 10.1) on the Closing Date, including, without limitation, Indebtedness of Holdings, each Borrower and their respective subsidiaries pursuant to that certain (i) Fourth Amended and Restated Credit Agreement, dated as of November 2, 2006, among the US Borrower, as borrower, Holdings, as guarantor, each of the lenders party thereto, as lenders, and General Electric Capital Corporation, as administrative agent and collateral agent (as amended, restated, supplemented or otherwise modified, the “Existing US Credit Agreement”), and (ii) Fourth Amended and Restated Credit Agreement, dated as of November 2, 2006, among the Canadian Borrower, as borrower, each of the lenders party thereto, as lenders, and GE Canada Finance Holding Company, as administrative agent and collateral agent (as amended, restated, supplemented or otherwise modified, the “Existing Canadian Credit Agreement”), (b) the initial Extensions of Credit and (c) the payment of the Transaction Costs incurred in connection with the foregoing.

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“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.

“United States” means the United States of America.

“US Borrower” means Beacon Sales Acquisition, Inc., a Delaware corporation.

“US Borrower Guaranty Agreement” means the unconditional guaranty agreement of even date herewith executed by the US Borrower in favor of the Administrative Agent, for the ratable benefit of the Canadian Secured Parties.

“US Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement with a US Credit Party, is a Lender (other than a Canadian Revolving Credit Lender in its capacity as such), an Affiliate of a Lender (other than a Canadian Revolving Credit Lender in its capacity as such), the Administrative Agent or an Affiliate of the Administrative Agent, or (b) at the time it (or its Affiliate) becomes a Lender (other than a Canadian Revolving Credit Lender in its capacity as such) (including on the Closing Date), is a party to a Cash Management Agreement with a US Credit Party, in each case in its capacity as a party to such Cash Management Agreement.

“US Collateral Agreement” means the collateral agreement of even date herewith executed by the US Credit Parties in favor of the Administrative Agent, for the ratable benefit of the US Secured Parties and the Canadian Secured Parties.

“US Credit Parties” means, collectively, the US Borrower and the US Guarantors.

“US Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding and (iv) the aggregate principal amount of the Term Loans made by such Lender then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“US Guarantors” means, collectively, Holdings and each US Subsidiary Guarantor.

“US Hedge Bank” means any Person that, (a) at the time it enters into a Hedge Agreement with a US Credit Party permitted under Article X, is a Lender (other than a Canadian Revolving Credit Lender in its capacity as such), an Affiliate of a Lender (other than a Canadian Revolving Credit Lender in its capacity as such), the Administrative Agent or an Affiliate of the Administrative Agent or (b) at the time it (or its Affiliate) becomes a Lender (other than a Canadian Revolving Credit Lender in its capacity as such) (including on the Closing Date), is a party to a Hedge Agreement with a US Credit Party, in each case in its capacity as a party to such Hedge Agreement.

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“US Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans (other than the Canadian Revolving Credit Loans), (b) the L/C Obligations and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties to the Lenders (other than the Canadian Revolving Credit Lenders in their capacities as such), the Issuing Lender or the Administrative Agent, in each case under any Loan Document, with respect to any Loan (other than any Canadian Revolving Credit Loan) or any Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“US Secured Obligations” means, collectively, (a) the US Obligations and (b) all existing or future payment and other obligations owing by any US Credit Party under (i) any Secured Hedge Agreement with a US Hedge Bank and (ii) any Secured Cash Management Agreement with a US Cash Management Bank.

“US Secured Parties” means, collectively, the Administrative Agent, the Revolving Credit Lenders, the Term Loan Lenders, the Issuing Lender, the US Hedge Banks, the US Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 12.5, any other holder from time to time of any US Secured Obligations and, in each case, their respective successors and permitted assigns.

“US Subsidiary” means any Subsidiary of Holdings that is organized under the laws of any political subdivision of the United States.

“US Subsidiary Guarantors” means, collectively, all direct and indirect Subsidiaries of Holdings (other than (a) the US Borrower, (b) any Excluded Subsidiary or (c) any Foreign Subsidiary to the extent that and for so long as the guaranty by such Foreign Subsidiary of the Obligations would have adverse tax consequences for the Credit Parties or result in a violation of Applicable Laws) in existence on the Closing Date or which becomes a party to the Subsidiary Guaranty Agreement pursuant to Section 9.13.

“US Subsidiary Guaranty Agreement” means the unconditional guaranty agreement of even date herewith executed by the US Subsidiary Guarantors in favor of the Administrative Agent, for the ratable benefit of the US Secured Parties and the Canadian Secured Parties.

“US Tax Compliance Certificate” has the meaning assigned thereto in Section 6.11(g).

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by Holdings and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than Holdings and/or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” means the US Borrower and the Administrative Agent.

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SECTION 1.2           Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

SECTION 1.3           Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 9.1(a), except as otherwise specifically prescribed herein (including, without limitation, as prescribed by Section 13.9). Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Holdings and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

SECTION 1.4           UCC Terms. Terms defined in the UCC and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5           Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6           References to Agreement and Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including, without limitation, the Code, the Debtor Relief Laws, ERISA, the Exchange Act, the Income Tax Act (Canada), the Bank Act (Canada), the PPSA, the CCQ, the PATRIOT Act, the Canadian AML Laws, the Securities Act of 1933, the UCC, the Investment Company Act of 1940, the Interstate Commerce Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

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SECTION 1.7           Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.8           Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

SECTION 1.9           Guaranty Obligations. Unless otherwise specified, the amount of any Guaranty Obligation shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation.

SECTION 1.10         Alternative Currency Matters.

(a)          Covenant Compliance Generally. For purposes of determining compliance under Sections 10.1, 10.2, 10.3, 10.5 and 10.6, any amount in a currency other than Dollars will be converted to Dollars based upon the Dollar Amount thereof.  Notwithstanding the foregoing, for purposes of determining compliance with Sections 10.1, 10.2 and 10.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.10 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

(b)          Amount of Obligations. Unless otherwise specified, for purposes of this Agreement, any determination of the amount of any outstanding Canadian Extensions of Credit (including, without limitation, Canadian Revolving Credit Loans) or Canadian Obligations shall be based upon the Dollar Amount of such outstanding Canadian Extensions of Credit (including, without limitation, Canadian Revolving Credit Loans) or Canadian Obligations.

(c)          Definition.  For purposes of this Section 1.10, “Dollar Amount” means the amount of Dollars which is equivalent to the amount so expressed in the applicable currency, including, without limitation, Canadian Dollars, at the most favorable spot exchange rate reasonably determined by the Administrative Agent to be available to it at the relevant time.

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SECTION 1.11         Québec Matters. For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the UCC or a PPSA shall include publication under the CCQ, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” shall include “legal hypothecs”, (l) “joint and several” shall include “solidary”, (m) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (o) “easement” shall include “servitude”, (p) “priority” shall include “prior claim”, (q) “survey” shall include “certificate of location and plan”, (r) “state” shall include “province”, (s) “fee simple title” shall include “absolute ownership”, (t) “accounts” shall include “claims”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

ARTICLE II

REVOLVING CREDIT FACILITY

SECTION 2.1           Revolving Credit Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Revolving Credit Lender severally agrees to make Revolving Credit Loans in Dollars to the US Borrower from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date as requested by the US Borrower in accordance with the terms of Section 2.3; provided, that (a) the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (b) the Revolving Credit Exposure of any Revolving Credit Lender shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment. Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the US Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.

SECTION 2.2           Swingline Loans.

(a)          Availability. Subject to the terms and conditions of this Agreement and the other Loan Documents and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Swingline Lender shall make Swingline Loans to the US Borrower from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date; provided, that (a) after giving effect to any amount requested, the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (b) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the Swingline Commitment.

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(b)          Refunding.

(i)          Swingline Loans shall be refunded by the Revolving Credit Lenders on demand by the Swingline Lender. Such refundings shall be made by the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Revolving Credit Lenders on the books and records of the Administrative Agent. Each Revolving Credit Lender shall fund its respective Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.

(ii)         The US Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders in accordance with subsection (i) above are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the US Borrower hereby authorizes the Administrative Agent to charge any account maintained by the US Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders in accordance with subsection (i) above are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the US Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages (unless the amounts so recovered by or on behalf of the US Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 12.3 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).

(iii)        Each Revolving Credit Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section 2.2 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article VII. Further, each Revolving Credit Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section 2.2, one of the events described in Section 11.1(h) or (i) shall have occurred, each Revolving Credit Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan. Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Revolving Credit Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded).

(c)          Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.2 shall be subject to the terms and conditions of Section 6.14 and Section 6.15.

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SECTION 2.3           Procedure for Advances of Revolving Credit Loans and Swingline Loans.

(a)          Requests for Borrowing. The US Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than (i) 12:00 noon (A) on the same Business Day as each Base Rate Loan (other than a Swingline Loan) and (B) at least three (3) Business Days before each LIBOR Rate Loan and (ii) 1:00 p.m. on the same Business Day as each Swingline Loan, of its intention to borrow, specifying (1) the date of such borrowing, which shall be a Business Day, (2) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $2,500,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (3) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (4) in the case of a Revolving Credit Loan whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. A Notice of Borrowing received after 12:00 noon or 1:00 p.m., as applicable, shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.

(b)          Disbursement of Revolving Credit and Swingline Loans. Not later than (i) 2:00 p.m. on the proposed borrowing date, each Revolving Credit Lender will make available to the Administrative Agent, for the account of the US Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) 3:00 p.m. on the proposed borrowing date, the Swingline Lender will make available to the Administrative Agent, for the account of the US Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The US Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.3 in immediately available funds by crediting or wiring such proceeds to the deposit account of the US Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the US Borrower to the Administrative Agent or as may be otherwise agreed upon by the US Borrower and the Administrative Agent from time to time. Subject to Section 6.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section 2.3 to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).

SECTION 2.4           Repayment and Prepayment of Revolving Credit and Swingline Loans.

(a)          Repayment on Termination Date. The US Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Revolving Credit Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b) (but, in any event, no later than the Revolving Credit Maturity Date), together, in each case, with all accrued but unpaid interest thereon.

(b)          Mandatory Prepayments. If at any time the Revolving Credit Outstandings exceed the Revolving Credit Commitment, the US Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Revolving Extensions of Credit in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders, in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 11.2(b)).

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(c)          Optional Prepayments. The US Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 12:00 noon (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $2,500,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans and $500,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 12:00 noon shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 6.9 hereof. Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence and may be revoked by the US Borrower in the event such refinancing is not consummated (provided that the failure of such contingency shall not relieve the US Borrower from its obligations in respect thereof under Section 6.9).

(d)          Limitation on Prepayment of LIBOR Rate Loans. The US Borrower may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 6.9 hereof.

(e)          Hedge Agreements. No repayment or prepayment pursuant to this Section 2.4 shall affect any of the US Borrower’s obligations under any Hedge Agreement.

SECTION 2.5           Permanent Reduction of the Revolving Credit Commitment.

(a)          Voluntary Reduction. The US Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $2,500,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination. Notwithstanding the foregoing, any notice of voluntary reduction delivered in connection with any refinancing of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence and may be revoked by the Borrowers in the event such refinancing is not consummated (provided that the failure of such contingency shall not relieve the US Borrower from its obligations in respect thereof under Section 6.9).

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(b)          Corresponding Payment. Each permanent reduction permitted pursuant to this Section 2.5 shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced, and if the aggregate amount of all outstanding Letters of Credit exceeds the Revolving Credit Commitment as so reduced, the US Borrower shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to such excess. Such Cash Collateral shall be applied in accordance with Section 11.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of Cash Collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment and the Swingline Commitment and the Revolving Credit Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 6.9 hereof.

SECTION 2.6           Termination of Revolving Credit Facility. The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1           L/C Commitment.

(a)          Availability. Subject to the terms and conditions of this Agreement and the other Loan Documents and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents and on the agreements of the Revolving Credit Lenders set forth in Section 3.4(a), the Issuing Lender agrees to issue standby letters of credit (the “Letters of Credit”) for the account of the US Borrower or any Subsidiary thereof on any Business Day from the Closing Date through but not including the fifth (5th) Business Day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the Revolving Credit Outstandings would exceed the Revolving Credit Commitment. Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $100,000 (or such lesser amount as agreed to by the Issuing Lender), (ii) be a standby letter of credit issued to support obligations of the US Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date no more than twelve (12) months after the date of issuance or last renewal of such Letter of Credit (subject to automatic renewal for additional one (1) year periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the Issuing Lender), which date shall be no later than the fifth (5th) Business Day prior to the Revolving Credit Maturity Date and (iv) be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.

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(b)          Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, Article III shall be subject to the terms and conditions of Section 6.14 and Section 6.15.

SECTION 3.2           Procedure for Issuance of Letters of Credit. The US Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Administrative Agent’s Office a Letter of Credit Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Letter of Credit Application, the Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VII, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the US Borrower. The Issuing Lender shall promptly furnish to the US Borrower a copy of such Letter of Credit and promptly notify each Revolving Credit Lender of the issuance and upon request by any Revolving Credit Lender, furnish to such Revolving Credit Lender a copy of such Letter of Credit and the amount of such Revolving Credit Lender’s participation therein.

SECTION 3.3           Commissions and Other Charges.

(a)          Letter of Credit Commissions. Subject to Section 6.15(a)(iii)(B), the US Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to the daily amount available to be drawn under such Letter of Credit times the Applicable Rate with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3 in accordance with their respective Revolving Credit Commitment Percentages.

(b)          Issuance Fee. In addition to the foregoing commission, the US Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender, an issuance fee with respect to each Letter of Credit as set forth in the Fee Letter. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent.

(c)          Other Costs. In addition to the foregoing fees and commissions, the US Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

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SECTION 3.4           L/C Participations.

(a)          The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the US Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b)          Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section 3.4 shall be conclusive in the absence of demonstrable error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 3.4, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c)          Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section 3.4, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the US Borrower or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

SECTION 3.5           Reimbursement Obligation of the US Borrower. In the event of any drawing under any Letter of Credit, the US Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section 3.5 or with funds from other sources), in same day funds, the Issuing Lender on each Business Day on which the Issuing Lender notifies the US Borrower of the date and amount of a draft paid under any Letter of Credit and the US Borrower receives such notice prior to 2:00 p.m. on such Business Day and otherwise, on the immediately succeeding Business Day, for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment. Unless the US Borrower shall immediately notify the Issuing Lender that the US Borrower intends to reimburse the Issuing Lender for such drawing from other sources or funds, the US Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan as a Base Rate Loan on such date in the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment, and the Revolving Credit Lenders shall make a Revolving Credit Loan as a Base Rate Loan in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses. Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section 3.5 to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article VII. If the US Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

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SECTION 3.6           Obligations Absolute. The US Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which the US Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The US Borrower also agrees that the Issuing Lender and the L/C Participants shall not be responsible for, and the US Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the US Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the US Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The US Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the US Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to the US Borrower. The responsibility of the Issuing Lender to the US Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

SECTION 3.7           Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

ARTICLE IV

CANADIAN REVOLVING CREDIT FACILITY

SECTION 4.1           Canadian Revolving Credit Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Canadian Revolving Credit Lender severally agrees to make Canadian Revolving Credit Loans in Canadian Dollars to the Canadian Borrower from time to time from the Closing Date through, but not including, the Canadian Revolving Credit Maturity Date as requested by the Canadian Borrower in accordance with the terms of Section 4.2; provided that (a) the Canadian Revolving Credit Outstandings shall not exceed the Canadian Revolving Credit Commitment and (b) the Canadian Revolving Credit Exposure of any Canadian Revolving Credit Lender shall not at any time exceed such Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment. Each Canadian Revolving Credit Loan by a Canadian Revolving Credit Lender shall be in a principal amount equal to such Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment Percentage of the aggregate principal amount of Canadian Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Canadian Borrower may borrow, repay and reborrow Canadian Revolving Credit Loans hereunder until the Canadian Revolving Credit Maturity Date.

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SECTION 4.2           Procedure for Advances of Canadian Revolving Credit Loans.

(a)          Requests for Borrowing. The US Borrower, on behalf of the Canadian Borrower, shall give the Administrative Agent an irrevocable Notice of Borrowing not later than 12:00 noon (i) on the same Business Day as each Canadian Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be in an aggregate principal amount of C$1,000,000 or a whole multiple of C$1,000,000 in excess thereof, (C) whether the Canadian Revolving Credit Loans are to be LIBOR Rate Loans or Canadian Base Rate Loans, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. A Notice of Borrowing received after 12:00 noon shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

(b)          Disbursement of Canadian Revolving Credit Loans. Not later than 2:00 p.m. on the proposed borrowing date, each Canadian Revolving Credit Lender will make available to the Administrative Agent, for the account of the Canadian Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment Percentage of the Canadian Revolving Credit Loans to be made on such borrowing date. The Canadian Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 4.2 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Canadian Borrower identified in the most recent Notice of Account Designation delivered by the US Borrower, on behalf of the Canadian Borrower, to the Administrative Agent or as may be otherwise agreed upon by the US Borrower, on behalf of the Canadian Borrower, and the Administrative Agent from time to time. Subject to Section 6.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Canadian Revolving Credit Loan requested pursuant to this Section 4.2 to the extent that any Canadian Revolving Credit Lender has not made available to the Administrative Agent its Canadian Revolving Credit Commitment Percentage of such Canadian Revolving Credit Loan.

SECTION 4.3           Repayment and Prepayment of Canadian Revolving Credit Loans.

(a)          Repayment on Termination Date. The Canadian Borrower hereby agrees to repay the outstanding principal amount of all Canadian Revolving Credit Loans in full on the Canadian Revolving Credit Maturity Date, together with all accrued but unpaid interest thereon.

(b)          Mandatory Prepayments. If at any time the Canadian Revolving Credit Outstandings exceed the Canadian Revolving Credit Commitment, the Canadian Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Canadian Revolving Credit Lenders, Canadian Extensions of Credit in an amount equal to such excess with each such repayment applied to the principal amount of outstanding Canadian Revolving Credit Loans.

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(c)          Optional Prepayments. The Canadian Borrower may at any time and from time to time prepay Canadian Revolving Credit Loans, in whole or in part, with irrevocable Notice of Prepayment given not later than 12:00 noon (i) on the same Business Day as each Canadian Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Canadian Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Canadian Revolving Credit Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of C$1,000,000 or a whole multiple of C$1,000,000 in excess thereof. A Notice of Prepayment received after 12:00 noon shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 6.9 hereof. Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence and may be revoked by the Canadian Borrower in the event such refinancing is not consummated (provided that the failure of such contingency shall not relieve the Canadian Borrower from its obligations in respect thereof under Section 6.9).

(d)          Limitation on Prepayment of LIBOR Rate Loans. The Canadian Borrower may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 6.9 hereof.

(e)          Hedge Agreements. No repayment or prepayment pursuant to this Section 4.3 shall affect any of the Canadian Borrower’s obligations under any Hedge Agreement.

SECTION 4.4           Permanent Reduction of the Canadian Revolving Credit Commitment.

(a)          Voluntary Reduction. The US Borrower, on behalf of the Canadian Borrower, shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Canadian Revolving Credit Commitment at any time or (ii) portions of the Canadian Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than C$1,000,000 or any whole multiple of C$1,000,000 in excess thereof. Any reduction of the Canadian Revolving Credit Commitment shall be applied to the Canadian Revolving Credit Commitment of each Canadian Revolving Credit Lender according to its Canadian Revolving Credit Commitment Percentage. All Commitment Fees accrued until the effective date of any termination of the Canadian Revolving Credit Commitment shall be paid on the effective date of such termination. Notwithstanding the foregoing, any notice of voluntary reduction delivered in connection with any refinancing of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence and may be revoked by the US Borrower, on behalf of the Canadian Borrower, in the event such refinancing is not consummated (provided that the failure of such contingency shall not relieve the Canadian Borrower from its obligations in respect thereof under Section 6.9).

(b)          Corresponding Payment. Each permanent reduction permitted pursuant to this Section 4.4 shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Canadian Revolving Credit Loans after such reduction to the Canadian Revolving Credit Commitment as so reduced. Any reduction of the Canadian Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Canadian Revolving Credit Loans and shall result in the termination of the Canadian Revolving Credit Commitment and the Canadian Revolving Credit Facility. If the reduction of the Canadian Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 6.9 hereof.

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SECTION 4.5           Termination of Canadian Revolving Credit Facility. The Canadian Revolving Credit Facility and the Canadian Revolving Credit Commitments shall terminate on the Canadian Revolving Credit Maturity Date.

ARTICLE V

TERM LOAN FACILITY

SECTION 5.1           Initial Term Loan. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Term Loan Lender severally agrees to make the Initial Term Loan to the US Borrower on the Closing Date in a principal amount equal to such Lender’s Term Loan Commitment as of the Closing Date. Notwithstanding the foregoing, if the total Term Loan Commitment as of the Closing Date is not drawn on the Closing Date, the undrawn amount shall automatically be cancelled.

SECTION 5.2           Procedure for Advance of Term Loan.

(a)          Initial Term Loan. The US Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing prior to 12:00 noon on the Closing Date requesting that the Term Loan Lenders make the Initial Term Loan as a Base Rate Loan on such date (provided that the US Borrower may request, no later than three (3) Business Days prior to the Closing Date, that the Lenders make the Initial Term Loan as a LIBOR Rate Loan if the US Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 6.9 of this Agreement). Upon receipt of such Notice of Borrowing from the US Borrower, the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 2:00 p.m. on the Closing Date, each Term Loan Lender will make available to the Administrative Agent for the account of the US Borrower, at the Administrative Agent’s Office in immediately available funds, the amount of such Initial Term Loan to be made by such Term Loan Lender on the Closing Date. The US Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Initial Term Loan in immediately available funds by wire transfer to such Person or Persons as may be designated by the US Borrower in writing.

(b)          Incremental Term Loans. Any Incremental Term Loans shall be borrowed pursuant to, and in accordance with Section 6.13.

SECTION 5.3           Repayment of Term Loans.

(a)          Initial Term Loan. The US Borrower shall repay the aggregate outstanding principal amount of the Initial Term Loan in consecutive quarterly installments on the last Business Day of each of March, June, September and December commencing June 30, 2012 as set forth below, except as the amounts of individual installments may be adjusted pursuant to Section 5.4 hereof:

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FISCAL YEAR	PAYMENT DATE	PRINCIPAL INSTALLMENT
2012	June 30	1.25%
	September 30	1.25%
	December 31	1.25%
2013	March 31	1.25%
	June 30	1.25%
	September 30	1.25%
	December 31	1.25%
2014	March 31	1.25%
	June 30	1.25%
	September 30	1.25%
	December 31	1.25%
2015	March 31	1.25%
	June 30	1.25%
	September 30	1.25%
	December 31	1.25%
2016	March 31	1.25%
	June 30	1.25%
	September 30	1.25%
	December 31	1.25%
2017	Term Loan Maturity Date	Remaining Outstanding Principal Amount

If not sooner paid, the Initial Term Loan shall be paid in full, together with accrued interest thereon, on the Term Loan Maturity Date.

(b)          Incremental Term Loans. The US Borrower shall repay the aggregate outstanding principal amount of each Incremental Term Loan (if any) as determined pursuant to, and in accordance with, Section 6.13.

SECTION 5.4           Prepayments of Term Loans.

(a)        Optional Prepayments. The US Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay the Term Loans, in whole or in part, upon delivery to the Administrative Agent of a Notice of Prepayment not later than 12:00 noon (i) on the same Business Day as each Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying the date and amount of repayment, whether the repayment is of LIBOR Rate Loans or Base Rate Loans or a combination thereof, and if a combination thereof, the amount allocable to each and whether the repayment is of the Initial Term Loan, an Incremental Term Loan or a combination thereof, and if a combination thereof, the amount allocable to each. Each partial optional prepayment of the Term Loans hereunder shall be in an aggregate principal amount of at least $2,500,000 or any whole multiple of $1,000,000 in excess thereof and shall be applied to the outstanding principal installments of the Term Loans being prepaid as directed by the US Borrower. Notwithstanding anything to the contrary, each such repayment shall be accompanied by any amount required to be paid pursuant to Section 6.9 hereof. A Notice of Prepayment received after 12:00 noon shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the applicable Term Loan Lenders of each Notice of Prepayment.

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(b)      Mandatory Prepayments.

(i)          Equity Issuances. The US Borrower shall make mandatory principal prepayments of the Term Loans in the manner set forth in clause (iv) below in an amount equal to fifty percent (50%) of the aggregate Net Cash Proceeds from any Equity Issuance other than the exercise price on stock options issued as part of employee, director or consultant compensation; provided, that so long as no Default or Event of Default has occurred and is continuing, no prepayments shall be required from the Net Cash Proceeds obtained from Equity Issuances (A) to members of management of Holdings or any of its Subsidiaries, (B) if the proceeds of which are used to finance a Permitted Acquisition or (C) in one or more primary public offerings not otherwise described in the preceding clauses (A) and (B) in an aggregate amount up to $80,000,000 during the term of this Agreement. Such prepayment shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such Equity Issuance.

(ii)         Asset Dispositions. The US Borrower shall make mandatory principal prepayments of the Term Loans in the manner set forth in clause (iv) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Asset Disposition (other than any Asset Disposition permitted pursuant to, and in accordance with, clauses (a) through (e) of Section 10.5). Such prepayments shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such Asset Disposition by any Credit Party or any of its Subsidiaries; provided that, so long as no Default or Event of Default has occurred and is continuing, no prepayment shall be required under this Section 5.4(b)(ii) to the extent that such Net Cash Proceeds are reinvested in assets used or useful in the business of Holdings and its Subsidiaries within twelve (12) months after receipt of such Net Cash Proceeds by such Credit Party or such Subsidiary; provided further that any portion of such Net Cash Proceeds not actually reinvested within such twelve (12) month period shall be prepaid in accordance with this Section 5.4(b)(ii) on or before the last day of such twelve (12) month period.

(iii)        Insurance and Condemnation Events. The US Borrower shall make mandatory principal prepayments of the Term Loans in the manner set forth in clause (iv) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Insurance and Condemnation Event to the extent that the aggregate amount of such Net Cash Proceeds exceed $5,000,000 during the term of this Agreement. Such prepayments shall be made within three (3) Business Days after the date of receipt of Net Cash Proceeds of any such Insurance and Condemnation Event by any Credit Party or any of its Subsidiaries; provided that, so long as no Default or Event of Default has occurred and is continuing, no prepayment shall be required under this Section 5.4(b)(iii) to the extent that such Net Cash Proceeds are reinvested in assets used or useful in the business of Holdings and its Subsidiaries within twelve (12) months after receipt of such Net Cash Proceeds by such Credit Party or such Subsidiary; provided further that any portion of the Net Cash Proceeds not actually reinvested within such twelve (12) month period shall be prepaid in accordance with this Section 5.4(b)(iii) on or before the last day of such twelve (12) month period.

(iv)        Notice; Manner of Payment. Upon the occurrence of any event triggering the prepayment requirement under clauses (i) through and including (iii) above, the US Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Each prepayment of the Term Loans under this Section 5.4 shall be applied to reduce on a pro rata basis the remaining scheduled principal installments of the Initial Term Loans and any Incremental Term Loans, pursuant to Section 5.3.

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(v)         No Reborrowings. Amounts prepaid under the Term Loan Facility pursuant to this Section 5.4 may not be reborrowed. Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 6.9.

ARTICLE VI

GENERAL LOAN PROVISIONS

SECTION 6.1           Interest.

(a)     Interest Rate Options. Subject to the provisions of this Section 6.1, at the election of the US Borrower, on behalf of itself and the Canadian Borrower:

(i)          Revolving Credit Loans and the Term Loans shall bear interest at (A) the Base Rate plus the Applicable Rate or (B) the LIBOR Rate plus the Applicable Rate (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date unless the US Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 6.9 of this Agreement);

(ii)         Canadian Revolving Credit Loans shall bear interest at (A) the Canadian Base Rate plus the Applicable Rate or (B) the LIBOR Rate plus the Applicable Rate (provided that the LIBOR Rate shall not be available with respect to Canadian Revolving Credit Loans unless the Canadian Borrower and the US Borrower have delivered to the Administrative Agent, at least three (3) Business Days prior to the Closing Date, a letter in form and substance satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 6.9 of this Agreement); and

(iii)        any Swingline Loan shall bear interest at the Base Rate plus the Applicable Rate.

The US Borrower, on behalf of itself and the Canadian Borrower, shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given pursuant to Section 2.3(a), Section 4.2(a) or Section 5.2 or at the time a Notice of Conversion/Continuation is given pursuant to Section 6.2. Any Revolving Credit Loan or Term Loan or any portion thereof as to which the US Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan. Any Canadian Revolving Credit Loan or any portion thereof as to which the US Borrower, on behalf of the Canadian Borrower, has not duly specified an interest rate as provided herein shall be deemed a Canadian Base Rate Loan. Subject to Section 6.1(c), any LIBOR Rate Loan or any portion thereof as to which the US Borrower has not duly specified an Interest Period as provided herein shall be deemed a LIBOR Rate Loan with an Interest Period of one (1) month.

(b)      Interest Periods. In connection with each LIBOR Rate Loan, the US Borrower, on behalf of itself and the Canadian Borrower, by giving notice at the times described in Section 2.3 or 6.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months; provided that:

(i)          the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

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(ii)         if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii)        any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(iv)        no Interest Period shall extend beyond the Revolving Credit Maturity Date, the Canadian Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable, and Interest Periods shall be selected by the US Borrower so as to permit the US Borrower to make the quarterly principal installment payments pursuant to Section 5.3 without payment of any amounts pursuant to Section 6.9; and

(v)         there shall be no more than ten (10) Interest Periods in effect at any time.

(c)       Default Rate. Subject to Section 11.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 11.1(a), (b), (h) or (i), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrowers shall no longer have the option to request LIBOR Rate Loans, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Rate) then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Rate) then applicable to (1) Base Rate Loans in the case of LIBOR Rate Loans in denominated Dollars or (2) Canadian Base Rate Loans in the case of LIBOR Rate Loans denominated in Canadian Dollars, (C) all outstanding Base Rate Loans and other US Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Rate) then applicable to Base Rate Loans or such other US Obligations arising hereunder or under any other Loan Document, (D) all outstanding Canadian Base Rate Loans and other Canadian Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Rate) then applicable to Canadian Base Rate Loans or such other Canadian Obligations arising hereunder or under any other Loan Document, and (E) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against any Borrower of any petition seeking any relief in bankruptcy or Debtor Relief Law.

(d)      Interest Payment and Computation.

(i)          Interest on each Base Rate Loan and each Canadian Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing June 30, 2012, and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate and all computations of interest for Canadian Base Rate Loans when the Canadian Base Rate is determined by the Canadian Prime Rate or the CDOR Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

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(ii)         For greater certainty, whenever any amount is payable under this Agreement or any other Loan Document by the Canadian Borrower as interest or as a fee which requires the calculation of an amount using a percentage per annum, each party to this Agreement acknowledges and agrees that such amount shall be calculated as of the date payment is due without application of the “deemed reinvestment principle” or the “effective yield method” (e.g., when interest is calculated and payable monthly, the rate of interest payable per month is 1/12 of the stated rate of interest per annum).

(iii)        For the purposes of the Interest Act (Canada) and disclosure under such Act, whenever interest to be paid under this Agreement is to be calculated on the basis of a year of 365 or 366 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 365 or 366 or such other period of time, as the case may be.

(e)       Maximum Rate. (i) In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law, which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. Subject to clause (ii) below, in the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest permissible rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the applicable Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the US Obligations or the Canadian Obligations, as applicable, on a pro rata basis. It is the intent hereof that the Borrowers not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrowers under Applicable Law.

(ii)         If any provision of this Agreement or of any of the other Loan Documents would obligate the Canadian Borrower or any other Canadian Credit Party to make any payment of interest or other amount payable to any Canadian Revolving Credit Lender in an amount or calculated at a rate which would result in a receipt by such Canadian Revolving Credit Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Canadian Revolving Credit Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (A) firstly, by reducing the amount or rate of interest required to be paid to such Canadian Revolving Credit Lender on Canadian Revolving Credit Loans, and (B) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Canadian Revolving Credit Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Any amount or rate of interest referred to in this Section 6.1 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Canadian Revolving Credit Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the date set out in clause (a) of the definition of “Canadian Revolving Credit Maturity Date” and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Administrative Agent shall be conclusive for the purposes of such determination.

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SECTION 6.2           Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the US Borrower, on behalf of itself and the Canadian Borrower, shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $2,500,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans denominated in Dollars, (b) convert all or any portion of any outstanding Canadian Base Rate Loan in a principal amount equal to C$1,000,000 or any whole multiple of C$1,000,000 in excess thereof into one or more LIBOR Rate Loans denominated in Canadian Dollars and (c) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans denominated in Dollars in a principal amount equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans (other than Swingline Loans), (ii) convert all or any part of its outstanding LIBOR Loans denominated in Canadian Dollars in a principal amount of C$1,000,000 or a whole multiple of C$1,000,000 in excess thereof into Canadian Base Rate Loans or (iii) continue such LIBOR Rate Loans denominated in Dollars or Canadian Dollars, as applicable, as LIBOR Rate Loans. Whenever any Borrower desires to convert or continue Loans as provided above, the US Borrower, on behalf of itself or the Canadian Borrower, shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 12:00 noon three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

SECTION 6.3           Fees.

(a)          Commitment Fee. Commencing on the Closing Date, subject to Section 6.15(a)(iii)(A), the applicable Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the Applicable Rate on (i) the average daily unused portion of the Revolving Credit Commitment of the Revolving Credit Lenders, other than the Defaulting Lenders, if any (provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating the Commitment Fee) and (ii) the average daily unused portion of the Canadian Revolving Credit Commitment of the Canadian Revolving Credit Lenders, other than the Defaulting Lenders, if any. The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing June 30, 2012 and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under the Revolving Credit Facility and the Canadian Revolving Credit Facility shall have been paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment and the Canadian Revolving Credit Commitment have been terminated. The Commitment Fee shall be distributed by the Administrative Agent (i) with respect to the Revolving Credit Facility, to the Revolving Credit Lenders (other than any Defaulting Lender) pro rata in accordance with such Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages and (ii) with respect to the Canadian Revolving Credit Facility, to the Canadian Revolving Credit Lenders (other than any Defaulting Lender) pro rata in accordance with such Canadian Revolving Credit Lenders’ respective Canadian Revolving Credit Commitment Percentages.

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(b)          Other Fees. The Borrowers shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing by the Borrowers in the amounts and at the times so specified.

SECTION 6.4           Manner of Payment.

(a)          Loans Denominated in Dollars. Each payment by the US Borrower on account of the principal of or interest on the Loans (other than the Canadian Revolving Credit Loans) or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders (other than the Canadian Revolving Credit Lenders in their capacity as such) under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.

(b)          Canadian Revolving Credit Loans. Each payment by the Canadian Borrower on account of the principal of or interest on the Canadian Revolving Credit Loans or of any fee, commission or other amounts payable to the Canadian Revolving Credit Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Canadian Revolving Credit Lenders entitled to such payment in Canadian Dollars, in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.

(c)          General Payment Provisions. Upon receipt by the Administrative Agent of each payment specified in Section 6.4(a) or (b), the Administrative Agent shall distribute to each applicable Lender at its address for notices set forth herein its Commitment Percentage in respect of the relevant Credit Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each such Lender. Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender. Each payment to the Administrative Agent of the Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 6.9, 6.10, 6.11 or 13.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 6.1(b)(ii), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

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(d)          Defaulting Lenders. Notwithstanding the foregoing clause (a), if there exists a Defaulting Lender each payment by, or on behalf of, each Borrower to be made to such Defaulting Lender hereunder shall be applied in accordance with Section 6.15(a)(ii).

SECTION 6.5           Evidence of Indebtedness.

(a)          Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent demonstrable error of the amount of the Extensions of Credit made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error. Upon the request of any Lender made through the Administrative Agent, the applicable Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, Canadian Revolving Credit Note, Term Loan Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans, Canadian Revolving Credit Loans, Term Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b)          Participations. In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error.

SECTION 6.6           Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 6.9, 6.10, 6.11 or 13.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)          if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii)         the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 6.14 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to Holdings or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).

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Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 6.7           Administrative Agent’s Clawback.

(a)          Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (i) in the case of Base Rate Loans and Canadian Base Rate Loans, not later than 12:00 noon on the date of any proposed borrowing and (ii) otherwise, prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Sections 2.3(b), 4.2(b) and 5.2 and may, in reliance upon such assumption, make available to the US Borrower or the Canadian Borrower, as applicable, a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, (1) with respect to any Loan denominated in Dollars, the greater of (x) the daily average Federal Funds Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (2) with respect to any Loan denominated in Canadian Dollars, the greater of (x) a rate equal to the Administrative Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by the Administrative Agent as a result of the failure to deliver funds hereunder) of carrying such amount and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by such Borrower, (1) with respect to any Loan denominated in Dollars, the interest rate applicable to Base Rate Loans and (2) with respect to any Loan denominated in Canadian Dollars, a rate equal to the Administrative Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by the Administrative Agent as a result of the failure to deliver funds hereunder) of carrying such amount. If the applicable Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

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(b)          Payments by the Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Issuing Lender or the Swingline Lender hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Issuing Lender or the Swingline Lender, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders, the Issuing Lender or the Swingline Lender, as the case maybe, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, Issuing Lender or the Swingline Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, (i) with respect to any US Extension of Credit, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) with respect to any Canadian Extension of Credit, at a rate equal to the Administrative Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by the Administrative Agent as a result of the failure to deliver funds hereunder) of carrying such amount.

(c)          Nature of Obligations of Lenders Regarding Extensions of Credit. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. The failure of any Lender to make available its Commitment Percentage of any Loan requested by any Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

SECTION 6.8           Changed Circumstances.

(a)          Circumstances Affecting LIBOR Rate Availability. If in connection with any request for a LIBOR Rate Loan or a Base Rate Loan or Canadian Base Rate Loan, as applicable, as to which the interest rate is determined with reference to LIBOR or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar or Canadian Dollar, as applicable, deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or any Base Rate Loan or any Canadian Base Rate Loan as to which the interest rate is determined with reference to LIBOR or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrowers. Thereafter, until the Administrative Agent notifies the Borrowers that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of any Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and (i) in the case of LIBOR Rate Loans, each Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan made to it together with accrued interest thereon (subject to Section 6.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan; or (B) convert the then outstanding principal amount of each such LIBOR Rate Loan made to it to a Base Rate Loan or Canadian Base Rate Loan, as applicable, as to which the interest rate is not determined by reference to LIBOR as of the last day of such Interest Period; or (ii) in the case of Base Rate Loans and Canadian Base Rate Loans, the interest rate shall cease to be determined by reference to LIBOR as of the last day of such Interest Period.

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(b)          Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency made or issued after the date hereof, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan or any Base Rate Loan or Canadian Base Rate Loan as to which the interest rate is determined by reference to LIBOR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrowers and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrowers that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans or Base Rate Loans or Canadian Base Rate Loans as to which the interest rate is determined by reference to LIBOR, and the right of the Borrowers to convert any Loan to a LIBOR Rate Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrowers may select only Base Rate Loans and Canadian Base Rate Loans, as applicable, as to which the interest rate is not determined by reference to LIBOR hereunder, (ii) all Base Rate Loans and all Canadian Base Rate Loans shall cease to be determined by reference to LIBOR and (iii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan or a Canadian Base Rate Loan, as applicable, as to which the interest rate is not determined by reference to LIBOR for the remainder of such Interest Period.

SECTION 6.9           Indemnity. Each Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan made to such Borrower or from fees payable to terminate the deposits from which such funds were obtained, but excluding loss of profit) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan to such Borrower (a) as a consequence of any failure by any Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of such Borrower to borrow, continue or convert into a LIBOR Rate Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan made to such Borrower on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the US Borrower, on behalf of itself and the Canadian Borrower, through the Administrative Agent and shall be conclusively presumed to be correct save for demonstrable error.

SECTION 6.10         Increased Costs.

(a)        Increased Costs Generally. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

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(ii)         subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (f) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, the Issuing Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, the Issuing Lender or other Recipient, the Borrowers shall pay to any such Lender, the Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)        Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment or Canadian Revolving Credit Commitment, as applicable, of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Lender the Borrowers shall promptly pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c)        Certificates for Reimbursement. A certificate of a Lender, the Issuing Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender, the Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section 6.10 and delivered to the Borrowers, shall be conclusive absent demonstrable error. The Borrowers shall pay such Lender, the Issuing Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)       Delay in Requests. Failure or delay on the part of any Lender, the Issuing Lender or such other Recipient to demand compensation pursuant to this Section 6.10 shall not constitute a waiver of such Lender’s, the Issuing Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrowers shall not be required to compensate any Lender, the Issuing Lender or any other Recipient pursuant to this Section 6.10 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender, the Issuing Lender or such other Recipient, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s, the Issuing Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

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SECTION 6.11         Taxes.

(a)          Issuing Lender. For purposes of this Section 6.11, the term “Lender” includes the Issuing Lender.

(b)          Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 6.11), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)          Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)          Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 6.11) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the US Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent demonstrable error.

(e)          Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.10(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent demonstrable error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

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(f)        Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 6.11, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)        Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the US Borrower and the Administrative Agent, at the time or times reasonably requested by the US Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the US Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the US Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the US Borrower or the Administrative Agent as will enable the US Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 6.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, in the event that any Borrower is a US Person:

(A)         Any Lender that is a US Person shall deliver to the US Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the US Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the US Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the US Borrower or the Administrative Agent), whichever of the following is applicable:

(1)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

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(2)         executed originals of IRS Form W-8ECI;

(3)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the US Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “US Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)         to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a US Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the US Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the US Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the US Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the US Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the US Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the US Borrower or the Administrative Agent as may be necessary for the US Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the US Borrower and the Administrative Agent in writing of its legal inability to do so; provided that no such updating or notification is required to be made on account of any Canadian withholding tax if no form or certification has been previously delivered for Canadian withholding tax purposes.

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(h)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Section 6.10 or this Section 6.11 (including by the payment of additional amounts pursuant to Section 6.10 or this Section 6.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under Section 6.10 or this Section 6.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)          Survival. Each party’s obligations under this Section 6.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 6.12         Mitigation Obligations; Replacement of Lenders.

(a)          Designation of a Different Lending Office. If any Lender delivers a notice under Section 6.8(b), requests compensation under Section 6.10, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.11, then such Lender shall, at the request of the Borrowers, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would permit the withdrawal of the notice under Section 6.8(b) or (ii) would eliminate or reduce amounts payable pursuant to Section 6.10 or Section 6.11, as the case may be, in the future, and in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          Replacement of Lenders. If any Lender delivers a notice under Section 6.8(b), requests compensation under Section 6.10, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.11, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 6.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.10), all of its interests, rights (other than its existing rights to payments pursuant to Section 6.10 or Section 6.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

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(i)          the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.10;

(ii)         such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 6.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)        in the case of any such assignment resulting from a claim for compensation under Section 6.10 or payments required to be made pursuant to Section 6.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)        such assignment does not conflict with Applicable Law; and

(v)         in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 6.13         Incremental Loans.

(a)          At any time after the Closing Date, the US Borrower may by written notice to the Administrative Agent (which shall promptly deliver such notice to each Lender) elect to request the establishment of:

(i)          one or more incremental term loan commitments (any such incremental term loan commitment, an “Incremental Term Loan Commitment”) to make one or more incremental term loans (any such additional term loan, an “Incremental Term Loan”); or

(ii)         one or more increases in the Revolving Credit Commitments (any such increase, an “Incremental Revolving Credit Commitment” and, together with the Incremental Term Loan Commitments, the “Incremental Loan Commitments”) to make revolving credit loans under the Revolving Credit Facility (any such increase, an “Incremental Revolving Credit Increase” and, together with the Incremental Term Loans, the “Incremental Loans ”);

provided that (1) the total aggregate principal amount for all such Incremental Loan Commitments shall not (as of any date of incurrence thereof) exceed $200,000,000 and (2) the total aggregate amount for each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall not be less than a minimum principal amount of $50,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (1). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the US Borrower proposes that any Incremental Loan Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Administrative Agent. The US Borrower may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, to provide a Incremental Loan Commitment (any such Person, an “Incremental Lender”). Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Loan Commitment. Any Incremental Loan Commitment shall become effective as of such Increased Amount Date; provided that:

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(A)         no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to (1) any Incremental Loan Commitment, (2) the making of any Incremental Loans pursuant thereto and (3) any Permitted Acquisition consummated in connection therewith;

(B)         the Administrative Agent and the Lenders shall have received from Holdings and the US Borrower an Officer’s Compliance Certificate demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that (1) the Consolidated Total Leverage Ratio will be at least 0.25 to 1.00 less than the maximum Consolidated Total Leverage Ratio in effect as of the Increased Amount Date pursuant to Section 10.13(a) and (2) the Credit Parties are in compliance with the financial covenants set forth in Section 10.13, in each case based on the financial statements most recently delivered pursuant to Section 9.1(a) or 9.1(b), as applicable, both before and after giving effect (on a Pro Forma Basis) to (x) any Incremental Loan Commitment, (y) the making of any Incremental Loans pursuant thereto (with any Incremental Loan Commitment being deemed to be fully funded) and (z) any Permitted Acquisition consummated in connection therewith;

(C)         each of the representations and warranties contained in Article VIII of this Agreement and each other Loan Document shall be true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects) on such Increased Amount Date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall have been true and correct as of such earlier date);

(D)         the proceeds of any Incremental Loans shall be used for general corporate purposes of the US Borrower and its Subsidiaries (including Permitted Acquisitions);

(E)         each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall constitute US Obligations and shall be secured and guaranteed with the other US Extensions of Credit on a pari passu basis;

(F)         (1)          in the case of each Incremental Term Loan (the terms of which shall be set forth in the relevant Lender Joinder Agreement):

(x)          such Incremental Term Loan will mature and amortize in a manner reasonably acceptable to the Administrative Agent, the Incremental Lenders making such Incremental Term Loan and the US Borrower, but will not in any event have a shorter weighted average life to maturity than the remaining weighted average life to maturity of the Initial Term Loan or a maturity date earlier than the Term Loan Maturity Date;

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(y)          the Applicable Rate and pricing grid, if applicable, for such Incremental Term Loan shall be determined by the Administrative Agent, the applicable Incremental Lenders and the US Borrower on the applicable Increased Amount Date; and

(z)          except as provided above, all other terms and conditions applicable to any Incremental Term Loan, to the extent not consistent with the terms and conditions applicable to the Initial Term Loan, shall be reasonably satisfactory to the Administrative Agent and the US Borrower;

(2)           in the case of each Incremental Revolving Credit Increase (the terms of which shall be set forth in the relevant Lender Joinder Agreement):

(x)          the Revolving Credit Loans under such Incremental Revolving Credit Increase shall mature on the Revolving Credit Maturity Date, shall bear interest and be entitled to fees, in each case at a rate determined by the Administrative Agent, the applicable Incremental Lenders and the US Borrower, and shall otherwise be subject to the same terms and conditions as the Revolving Credit Loans; provided that if the interest rate margins and/or unused fees, as applicable, in respect of any Incremental Revolving Credit Increase exceed the interest rate margins and/or unused fees, as applicable, for the existing Revolving Credit Facility and the Canadian Revolving Credit Facility, then the interest rate margins and/or unused fees, as applicable, for the existing Revolving Credit Facility and the Canadian Revolving Credit Facility shall be increased so that the interest rate margins and/or unused fees, as applicable, are equal to the interest rate margins and/or unused fees for such Incremental Revolving Credit Increase; provided further that, in determining the interest rate margins and unused fees applicable to the Incremental Revolving Credit Increase and the then existing Revolving Credit Commitments, (1) the effects of any and all interest rate floors shall be included, (2) customary arrangement or commitment fees payable to the Left Lead Arranger (or its affiliates) or to one or more arrangers (or their affiliates) in connection with the then existing Revolving Credit Commitments or to one or more arrangers (or their affiliates) of any Incremental Revolving Credit Increase shall be excluded and (3) in the event that, at the time of determination, the Applicable Rate is determined based on a pricing grid, the interest rate margins and unused fees shall be measured for purposes of this Section 6.13(a)(F)(2)(x) by reference to each level of the pricing grid;

(y)          the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of Swingline Loans and L/C Obligations will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Increase) in accordance with their revised Revolving Credit Commitment Percentages (and the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Increase) agree to make all payments and adjustments necessary to effect such reallocation and the US Borrower shall pay any and all costs required pursuant to Section 6.9 in connection with such reallocation as if such reallocation were a repayment); and

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(z)          except as provided above, all of the other terms and conditions applicable to such Incremental Revolving Credit Increase shall, except to the extent otherwise provided in this Section 6.13, be identical to the terms and conditions applicable to the Revolving Credit Facility;

(G)         (1)         any Incremental Lender making any Incremental Term Loan shall be entitled to the same voting rights as the existing Term Loan Lenders under the Term Loan Facility and each Incremental Term Loan shall receive proceeds of prepayments on the same basis as the Initial Term Loan (such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof among the Initial Term Loan and the Incremental Term Loans); and

(2)         any Incremental Lender with an Incremental Revolving Credit Increase shall be entitled to the same voting rights as the existing Revolving Credit Lenders under the Revolving Credit Facility and any Revolving Extensions of Credit made in connection with each Incremental Revolving Credit Increase shall receive proceeds of prepayments on the same basis as the other Revolving Credit Loans made hereunder;

(H)         such Incremental Loan Commitments shall be effected pursuant to one or more Lender Joinder Agreements executed and delivered by the US Borrower, the Administrative Agent and the applicable Incremental Lenders (which Lender Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 6.13); and

(I)           the US Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Incremental Loan and/or Incremental Term Loan Commitment) reasonably requested by Administrative Agent in connection with any such transaction.

(b)          (i)          The Incremental Term Loans shall be deemed to be Term Loans; provided that such Incremental Term Loan shall be designated as a separate tranche of Term Loans for all purposes of this Agreement.

(ii)         The Incremental Lenders shall be included in any determination of the Required Lenders or Required Revolving Credit Lenders, as applicable, and, unless otherwise agreed, the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.

(c)          (i)          On any Increased Amount Date on which any Incremental Term Loan Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with a Incremental Term Loan Commitment shall make, or be obligated to make, a Incremental Term Loan to the US Borrower in an amount equal to its Incremental Term Loan Commitment and shall become a Term Loan Lender hereunder with respect to such Incremental Term Loan Commitment and the Incremental Term Loan made pursuant thereto.

(ii)         On any Increased Amount Date on which any Incremental Revolving Credit Increase becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Revolving Credit Commitment shall become a Revolving Credit Lender hereunder with respect to such Incremental Revolving Credit Commitment.

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SECTION 6.14         Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent, the Issuing Lender or the Swingline Lender (with a copy to the Administrative Agent), the US Borrower shall Cash Collateralize the Fronting Exposure of the Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 6.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)          Grant of Security Interest. The US Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to subsection (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Issuing Lender and the Swingline Lender as herein provided (other than, to the extent agreed by the Administrative Agent in its sole discretion, Permitted Liens in favor of a depository bank), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the US Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)          Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 6.14 or Section 6.15 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)          Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Issuing Lender and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 6.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Lender and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 6.15, the Person providing Cash Collateral, the Issuing Lender and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the US Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 6.15         Defaulting Lenders.

(a)          Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

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(i)          Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 13.2.

(ii)         Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender and the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lender and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 6.14; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swingline Loans issued under this Agreement, in accordance with Section 6.14; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 7.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the Revolving Credit Facility without giving effect to Section 6.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 6.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        Certain Fees.

(A)         No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

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(B)         Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 6.14.

(C)         With respect to any Commitment Fee or letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the applicable Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)        Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (A) the conditions set forth in Section 7.2 are satisfied at the time of such reallocation (and, unless the US Borrower shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)         Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the US Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (A) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (B) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 6.14.

(b)          Defaulting Lender Cure. If the Borrowers, the Administrative Agent, the Issuing Lender and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Credit Facility (without giving effect to Section 6.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

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SECTION 6.16         US Borrower as Agent for Canadian Borrower. The Canadian Borrower hereby irrevocably appoints and authorizes the US Borrower (a) to provide the Administrative Agent with all notices with respect to Canadian Extensions of Credit obtained for the benefit of the Canadian Borrower and all other notices and instructions under this Agreement, (b) to take such action on behalf of the Canadian Borrower as the US Borrower deems appropriate on its behalf to obtain Canadian Extensions of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and (c) to act as its agent for service of process and notices required to be delivered under this Agreement or the other Loan Documents, it being understood and agreed that receipt by the US Borrower of any summons, notice or other similar item shall be deemed effective receipt by the Borrowers and their Subsidiaries.

ARTICLE VII

CONDITIONS OF CLOSING AND BORROWING

SECTION 7.1           Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loans or issue or participate in the initial Letters of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a)        Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Revolving Credit Lender requesting a Revolving Credit Note, a Canadian Revolving Credit Note in favor of each Canadian Revolving Credit Lender requesting a Canadian Revolving Credit Note, a Term Loan Note in favor of each Term Loan Lender requesting a Term Loan Note, a Swingline Note in favor of the Swingline Lender (if requested thereby) and the Security Documents (other than the Mortgages), together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b)      Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i)          Officer’s Certificate. A certificate from a Responsible Officer of Holdings and each Borrower to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); (B) none of the Credit Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; (C) after giving effect to the Transactions, no Default or Event of Default has occurred and is continuing; (D) since September 30, 2011, no event has occurred or condition arisen, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; (E)  each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 7.1 and Section 7.2.

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(ii)         Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Credit Party and all amendments thereto, except in the case of any Canadian Credit Party, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 7.1(b)(iii).

(iii)        Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, and, to the extent reasonably requested by the Administrative Agent, each other jurisdiction where such Credit Party is qualified to do business.

(iv)        Opinions of Counsel. Favorable opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Lenders shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of the addressees thereof).

(c)       Personal Property Collateral.

(i)          Filings and Recordings. Subject to Section 6.3, all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of the US Secured Parties or the Canadian Secured Parties, as applicable, in the personal property Collateral will have been executed and/or delivered, and, to the extent applicable, be in the proper form for filing.

(ii)         Pledged Collateral. The Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the Capital Stock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Security Documents together with an undated endorsement for each such promissory note duly executed in blank by the holder thereof.

(iii)        Lien Search. The Administrative Agent shall have received the results of a Lien search (including, to the extent requested by the Administrative Agent, a search as to judgments, pending litigation, bankruptcy, tax and intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the UCC, the PPSA and the CCQ (or applicable judicial docket), as applicable, as in effect in each jurisdiction in which filings or recordations under the UCC, the PPSA and the CCQ (or applicable judicial docket), as applicable, should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens).

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(iv)        Hazard and Liability Insurance. The Administrative Agent shall have received, in each case in form and substance reasonably satisfactory to the Administrative Agent, evidence of property hazard, business interruption and liability insurance covering each Credit Party, evidence of payment of all insurance premiums for the current policy year of each policy (with appropriate endorsements naming the Administrative Agent as lender’s loss payee (and mortgagee, as applicable) on all policies for property hazard insurance and as additional insured on all policies for liability insurance), and if requested by the Administrative Agent, copies of such insurance policies.

(v)         Other Collateral Documentation. The Administrative Agent shall have received any documents reasonably requested thereby or as required by the terms of the Security Documents to evidence its security interest in the Collateral (including, without limitation, any filings evidencing a security interest in any intellectual property included in the Collateral).

(d)       Consents; Defaults.

(i)          Governmental and Third Party Approvals. The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(ii)         No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(e)       Financial Matters.

(i)          Financial Statements. The Administrative Agent shall have received (A) the audited Consolidated balance sheet of Holdings and its Subsidiaries as of September 30, 2009, September 30, 2010 and September 30, 2011 and the related audited statements of income and retained earnings and cash flows for each such Fiscal Year then ended and (B) unaudited Consolidated balance sheet of Holdings and its Subsidiaries and related unaudited interim statements of income and retained earnings for the quarterly period ended December 31, 2011.

(ii)         Pro Forma Financial Statements. The Administrative Agent shall have received pro forma consolidated financial statements for Holdings and its Subsidiaries for the four-quarter period most recently ended prior to the Closing Date for which financial statements are available calculated on a Pro Forma Basis after giving effect to the Transactions (including adjustments previously agreed between Holdings, the US Borrower and the Arrangers) and a pro forma balance sheet of Holdings and its Subsidiaries prepared from the financial statements for the calendar month ended immediately prior to the Closing Date giving pro forma effect to the Transactions.

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(iii)        Financial Projections. The Administrative Agent shall have received projections prepared by management of Holdings, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of the Credit Facility, which shall not be inconsistent with any financial information or projections previously delivered to the Administrative Agent.

(iv)        Financial Condition/Solvency Certificate. Holdings and the Borrowers shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer of Holdings and the Borrowers, that (A) after giving effect to the Transactions, (1) Holdings and its Subsidiaries, taken as a whole, are Solvent, (2) the US Borrower is Solvent and (3) the Canadian Borrower is Solvent, (B) attached thereto are calculations evidencing compliance on a Pro Forma Basis after giving effect to the Transactions with the Closing Leverage Ratio (as defined in clause (v) below) and (C) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the future financial condition and operations of Holdings and its Subsidiaries.

(v)         Closing Leverage Ratio. The Arrangers will be reasonably satisfied that the ratio of Consolidated Total Indebtedness of Holdings and its Subsidiaries as of the Closing Date calculated on a Pro Forma Basis after giving effect to the Transactions to Consolidated EBITDA for the four-quarter period most recently ended prior to the Closing Date for which financial statements are available (calculated on a Pro Forma Basis after giving effect to the Transactions) will not exceed 1.75 to 1.00 (the “Closing Leverage Ratio”).

(vi)        Payment at Closing. The Borrowers shall have paid (A) to the Administrative Agent, the Arrangers and the Lenders the fees set forth or referenced in Section 6.3 and any other accrued and unpaid fees or commissions due hereunder, (B) all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent) and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(f)       Miscellaneous.

(i)          Notice of Borrowing. The Administrative Agent shall have received (A) a Notice of Borrowing from (1) the US Borrower in accordance with Section 2.3(a) and Section 5.2 and (2) if applicable, the US Borrower, on behalf of the Canadian Borrower, in accordance with Section 4.2(a) and (B) a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.

(ii)         Due Diligence. The Administrative Agent shall have completed, to its satisfaction, all legal, environmental and other ERISA and Pension Plan diligence with respect to Holdings, the Borrowers and their respective Subsidiaries in scope and determination satisfactory to the Administrative Agent in its sole discretion.

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(iii)        Existing Indebtedness. All existing Indebtedness of Holdings, the Borrowers and their respective Subsidiaries (including Indebtedness evidenced by the Existing US Credit Agreement and the Existing Canadian Credit Agreement, but excluding Indebtedness permitted pursuant to Section 10.1) shall be repaid in full and terminated and all collateral security therefor shall be released, and the Administrative Agent shall have received pay-off letters in form and substance satisfactory to it evidencing such repayment, termination and release.

(iv)        PATRIOT Act, etc. Holdings, the Borrowers and each other Credit Party shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of the PATRIOT Act, Canadian AML Laws, applicable “know your customer” and anti-money laundering rules and regulations.

(v)         Ownership Structure. The pro forma capital and ownership structure and equityholding arrangements of Holdings and its Subsidiaries and all agreements relating thereto shall be reasonably satisfactory in form and substance to the Administrative Agent.

(vi)        Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

Without limiting the generality of the provisions of the last paragraph of Section 12.3, for purposes of determining compliance with the conditions specified in this Section 7.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 7.2           Conditions to All Extensions of Credit. The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit), convert or continue any Loan as a LIBOR Rate Loan and/or the Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:

(a)          Continuation of Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall have been true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall have been true and correct in all respects as of such earlier date).

(b)          No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

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(c)          Notices. The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the US Borrower in accordance with Section 2.3(a), Section 4.2, Section 5.2 or Section 6.2, as applicable.

(d)          New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 7.3           Post-Closing Conditions.

(a)       Within sixty (60) days after the Closing Date (or such later date as the Administrative Agent shall reasonably approve), the Administrative Agent shall have received:

(i)          Mortgages. A Mortgage, duly authorized, executed and delivered by the applicable Credit Party, with respect to each parcel of real property owned by such Credit Party as of the Closing Date (including, without limitation, each parcel of real property owned by any Credit Party and listed on Schedule 8.17).

(ii)         Title Insurance. A final policy of title insurance, in form and substance reasonably satisfactory to the Administrative Agent, insuring the first priority Liens of the US Secured Parties or the Canadian Secured Parties, as applicable, and showing no Liens prior to the Liens of the US Secured Parties or the Canadian Secured Parties, as applicable, other than for ad valorem taxes not yet due and payable, with title insurance companies reasonably acceptable to the Administrative Agent, on each property subject to a Mortgage.

(iii)        Title Exceptions. Copies of all recorded documents creating exceptions to the title policy referred to in Section 7.3(b).

(iv)        Matters Relating to Flood Hazard Properties. A certification from the National Research Center, or any successor agency thereto, regarding each parcel of real property subject to a Mortgage and, in the case of each Flood Hazard Property, copies of insurance policies or certificates of insurance of the applicable Credit Party evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as lender’s loss payee on behalf of the US Secured Parties and/or the Canadian Secured Parties, as applicable.

(v)         Opinion of Counsel. Favorable opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Mortgages and such other matters as the Lenders shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of the addressees thereof).

(vi)        Other Real Property Information. The Administrative Agent shall have received such other certificates, documents and information as are reasonably requested by the Lenders, other than appraisals, surveys and environmental reports, each in form and substance satisfactory to the Administrative Agent.

(b)       Within sixty (60) days after the Closing Date (or such later date as the Administrative Agent shall reasonably approve), the Administrative Agent shall have received control agreements, in form and substance reasonably satisfactory to the Administrative Agent, duly executed by the applicable Credit Party, the Administrative Agent and each depository bank or Securities Intermediary (as defined in the US Collateral Agreement), as applicable, at which a Deposit Account (as defined in the US Collateral Agreement) that is not a Specified Deposit Account (as defined in the US Collateral Agreement) or a Securities Account (as defined in the US Collateral Agreement) that is not Specified Investment Property (as defined in the US Collateral Agreement), as the case may be, is maintained, which shall be sufficient to, amongst other things, establish Control (as defined in the applicable UCC) over such Deposit Account or such Securities Account.

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(c)       Within ten (10) Business Days after the Closing Date (or such later date as the Administrative Agent shall reasonably approve), the Administrative Agent shall have received copies of insurance certificates and endorsements of insurance meeting the requirements set forth in this Agreement or the Security Documents, in each case in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Credit Parties hereby represent and warrant to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 7.2, that:

SECTION 8.1           Organization; Power; Qualification. Each Credit Party and each Subsidiary thereof (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted and (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which each Credit Party and each Subsidiary thereof are organized and qualified to do business as of the Closing Date are described on Schedule 8.1.

SECTION 8.2           Ownership. Each Subsidiary of each Credit Party as of the Closing Date is listed on Schedule 8.2. As of the Closing Date, the capitalization of each Credit Party and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 8.2. As of the Closing Date, all outstanding shares of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive or similar rights, except as described in Schedule 8.2. The shareholders or other owners, as applicable, of each Credit Party and its Subsidiaries and the number of shares owned by each as of the Closing Date are described on Schedule 8.2. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Capital Stock of any Credit Party or any Subsidiary thereof, except as described on Schedule 8.2.

SECTION 8.3           Authorization; Enforceability. Each Credit Party has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

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SECTION 8.4           Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by each Credit Party of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby or thereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any Applicable Law relating to any Credit Party where the failure to obtain such Governmental Approval or such violation could reasonably be expected to have a Material Adverse Effect, (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Credit Party, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than (i) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) consents or filings under the UCC, the PPSA or the CCQ (iii) filings with the United States Copyright Office, the United States Patent and Trademark Office and/or the Canadian Intellectual Property Office, (iv) Mortgages and (v) consents or filings made or obtained and in full force and effect.

SECTION 8.5           Compliance with Law; Governmental Approvals. Each Credit Party and each Subsidiary thereof (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack by direct or collateral proceeding, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law, except in the case of each of clauses (a), (b) or (c) where the failure to have, comply, file or retain could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.6           Tax Returns and Payments. Each Credit Party and each Subsidiary thereof has duly filed or caused to be filed all federal and state income tax returns and all other material federal, state, provincial, territorial, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal and state income taxes and all other material federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party or Subsidiary). Such returns accurately reflect in all material respects all liability for all applicable taxes of the related Credit Party or Subsidiary thereof for the periods covered thereby. As of the Closing Date, there is no ongoing audit or examination or, to its knowledge, other investigation by any Governmental Authority of the tax liability of any Credit Party or any Subsidiary thereof other than those set forth on Schedule 8.6. No Governmental Authority has asserted any Lien or other claim against any Credit Party or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved (other than (a) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party and (b) Permitted Liens). As of the Closing Date, the charges, accruals and reserves on the books of each Credit Party and each Subsidiary thereof in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of any Credit Party or any Subsidiary thereof and ended prior to the Closing Date are in the judgment of the Credit Parties adequate, and the Credit Parties do not anticipate any additional taxes or assessments for any of such years.

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SECTION 8.7           Intellectual Property Matters. Each Credit Party and each Subsidiary thereof owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights, designs and other rights with respect to the foregoing which are reasonably necessary to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Credit Party nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, except in each case as could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.8           Environmental Matters.

(a)          Except where the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the properties owned, leased or operated by each Credit Party and each Subsidiary thereof now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which constitute or constituted a violation of applicable Environmental Laws;

(b)          Except where the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Credit Party and each Subsidiary thereof and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;

(c)          No Credit Party nor any Subsidiary thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws that could reasonably be expected to be adversely determined and, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(d)          Except where the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by any Credit Party or any Subsidiary thereof in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Laws;

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(e)          No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of any Credit Party, threatened, under any Environmental Law to which any Credit Party or any Subsidiary thereof is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Credit Party, any Subsidiary thereof or such properties or such operations that, in each of the foregoing cases, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

(f)          There has been no release, or to the knowledge of any Credit Party, threat of release, of Hazardous Materials at or from properties owned, leased or operated by any Credit Party or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws and that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 8.9           Employee Benefit Matters.

(a)          As of the Closing Date, no Credit Party nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Pension Plans, Multiemployer Plans, Canadian Pension Plans or Canadian Multiemployer Plans other than those identified on Schedule 8.9, and no Credit Party maintains or contributes to a defined benefit Canadian Pension Plan;

(b)          With respect to all Employee Benefit Plans, each Credit Party and each ERISA Affiliate is in compliance with, and, with respect to all Multiemployer Plans, to the knowledge of each Credit Party, each Credit Party and each ERISA Affiliate is in compliance with, all applicable provisions of ERISA and the Code, except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Credit Party and each ERISA Affiliate is in compliance with all applicable provisions of Canadian Pension Laws and the regulations and published interpretations thereunder with respect to all Canadian Employee Benefit Plans except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, each Employee Benefit Plan and, to the knowledge of each Credit Party, each Multiemployer Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified or is the subject of a favorable opinion letter from the IRS, and each trust related to such Employee Benefit Plan and, to the knowledge of each Credit Party, each trust related to such Multiemployer Plan is exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by any Credit Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan except for an outstanding liability that could not reasonably be expected to have a Material Adverse Effect. No liability has been incurred by any Credit Party which remains unsatisfied for any taxes or penalties with respect to any Canadian Employee Benefit Plan or any Canadian Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

(c)          As of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan or Canadian Pension Plan become subject to funding based benefit restrictions under Section 436 of the Code or any Canadian Pension Law nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has any Credit Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Code or Section 302 of ERISA or the terms of any Pension Plan on or prior to the due dates of such contributions under Sections 412 or 430 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan other than as set forth on Schedule 8.9;

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(d)          Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Credit Party nor, with respect to clauses (ii), (iii), and (iv) hereof, any ERISA Affiliate has: (i) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan or a Canadian Multiemployer Plan, (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Code or (v) failed to make a required installment to a Canadian Employee Benefit Plan or other required payment under Canadian Pension Laws or its Canadian Employee Benefit Plans;

(e)          No Termination Event has occurred or is reasonably expected to occur; and

(f)          Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to its knowledge, threatened concerning or involving (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Credit Party or any ERISA Affiliate, (ii) any Pension Plan or Canadian Pension Plan or (iii) to the knowledge of any Credit Party, any Multiemployer Plan or any Canadian Multiemployer Plan.

SECTION 8.10         Margin Stock. No Credit Party nor any Subsidiary thereof is engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock in contravention of, or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors. Following the application of the proceeds of each Extension of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the US Borrower only or of Holdings and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 10.2 or Section 10.5 or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness in excess of the Threshold Amount will be “margin stock”.

SECTION 8.11         Government Regulation. No Credit Party nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940).

SECTION 8.12         Employee Relations. As of the Closing Date, no Credit Party or any Subsidiary thereof is party to any collective bargaining agreement, nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 8.12. No Credit Party knows of any pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

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SECTION 8.13         Burdensome Provisions. The Credit Parties and their respective Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. No Subsidiary (other than an Excluded Subsidiary) is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock to any Borrower or any of their respective Subsidiaries or to transfer any of its assets or properties to any Borrower or any of their respective Subsidiaries in each case other than existing under or by reason of the Loan Documents or Applicable Law.

SECTION 8.14         Financial Statements. The audited and unaudited financial statements delivered pursuant to Section 7.1(e)(i) are complete and correct and fairly present in all material respects, on a Consolidated basis, the assets, liabilities and financial position of Holdings and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of Holdings and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP. The projections delivered pursuant to Section 6.2(f)(ii) and the pro forma financial statements delivered pursuant to Section 7.1(e)(ii) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions except that such financial projections and statements shall be subject to normal year end closing and audit adjustments.

SECTION 8.15         No Material Adverse Change. Since September 30, 2011, there has been no material adverse change in the properties, business, operations or condition (financial or otherwise) of Holdings and its Subsidiaries and no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.

SECTION 8.16         Solvency. The US Borrower is Solvent, the Canadian Borrower is Solvent and the Credit Parties, on a Consolidated basis, are Solvent.

SECTION 8.17         Titles to Properties. As of the Closing Date, the real property listed on Schedule 8.17 constitutes all of the real property that is owned, leased, subleased or used by any Credit Party or any of its Subsidiaries. Each Credit Party and each Subsidiary thereof has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.18         Litigation. There are no actions, suits or proceedings pending nor, to its knowledge, threatened against or in any other way relating adversely to or affecting any Credit Party or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

SECTION 8.19         Anti-Terrorism; Anti-Money Laundering. No Credit Party nor any of its Subsidiaries (a) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (b) is in violation of (i) the Trading with the Enemy Act, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or (iii) the PATRIOT Act or Canadian AML Laws or (c) is a Sanctioned Person. No Credit Party knows, or has reason to know, that any part of the proceeds of any Extension of Credit hereunder will be used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

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SECTION 8.20         Absence of Defaults. No event has occurred or is continuing (a) which constitutes a Default or an Event of Default, or (b) which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any Credit Party or any Subsidiary thereof under any judgment, decree or order to which any Credit Party or any Subsidiary thereof is a party or by which any Credit Party or any Subsidiary thereof or any of their respective properties may be bound or which would require any Credit Party or any Subsidiary thereof to make any payment thereunder prior to the scheduled maturity date therefore that, in any case under this clause (b), could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 8.21         Senior Indebtedness Status. The Obligations of each Credit Party under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness of each such Person and is designated as “Senior Indebtedness” under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness of such Person.

SECTION 8.22         Investment Bankers’ and Similar Fees. No Credit Party has any obligation to any Person in respect of any finders’, brokers’, investment banking or other similar fee in connection with any of the Transactions.

SECTION 8.23         Disclosure. No financial statement, material report, material certificate or other material information furnished (whether in writing or orally) by or on behalf of any Credit Party or any Subsidiary thereof to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

ARTICLE IX

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, each Credit Party will, and will cause each of its Subsidiaries to:

SECTION 9.1           Financial Statements and Budgets. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)          Annual Financial Statements. As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year (commencing with the Fiscal Year ended September 30, 2012), an audited Consolidated balance sheet of Holdings and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit.

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(b)          Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the end of the first three fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ended December 31, 2011), an unaudited Consolidated balance sheet of Holdings and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by Holdings in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of Holdings to present fairly in all material respects the financial condition of Holdings and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of Holdings and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments and the absence of footnotes.

(c)          Annual Business Plan and Budget. As soon as practicable and in any event within forty-five (45) days after the end of each Fiscal Year, a business plan and operating and capital budget of Holdings and its Subsidiaries for the ensuing four (4) fiscal quarters, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet, calculations demonstrating projected compliance with the financial covenants set forth in Section 10.13, accompanied by a certificate from a Responsible Officer of Holdings to the effect that such budget contains good faith estimates (utilizing assumptions believed to be reasonable at the time of delivery of such budget) of the financial condition and operations of Holdings and its Subsidiaries for such period.

SECTION 9.2           Certificates; Other Reports. Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)          at each time financial statements are delivered pursuant to Sections 9.1(a) or (b) and at such other times as the Administrative Agent shall reasonably request, a duly completed Officer’s Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Holdings and the US Borrower;

(b)          promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Credit Party or any Subsidiary thereof with any Environmental Law that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any Property described in the Mortgages to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(c)          promptly, and in any event within five (5) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each notice or other correspondence (other than comment letters and similar correspondence) received from the SEC (or comparable agency in any applicable non-US jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof;

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(d)          promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, the PATRIOT Act and Canadian AML Laws), as from time to time reasonably requested by the Administrative Agent or any Lender; and

(e)          such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary thereof as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 9.1(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto on Holdings’ website on the Internet at the website address listed in Section 13.1; or (ii) on which such documents are posted on Holdings’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) Holdings and the US Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests Holdings and the US Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) Holdings and the US Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents. Notwithstanding anything contained herein, in every instance Holdings and the US Borrower shall be required to provide paper copies of the Officer’s Compliance Certificates required by Section 9.2 to the Administrative Agent. Except for such Officer’s Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Holdings and the US Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each of Holdings and the Borrowers hereby acknowledges that (a) the Administrative Agent and/or the Left Lead Arranger will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of Holdings and the Borrowers hereunder (collectively, “Credit Party Materials”) by posting the Credit Party Materials on Debt Domain, IntraLinks, SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings, any Borrower, their Affiliates or their respective securities) (each, a “Public Lender”). Holdings and the Borrowers hereby agree that so long as Holdings or any Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Credit Party Materials that may be distributed to the Public Lenders and that (w) all such Credit Party Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Credit Party Materials “PUBLIC,” Holdings and the Borrowers shall be deemed to have authorized the Administrative Agent, the Left Lead Arranger, the Issuing Lender and the Lenders to treat such Credit Party Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Holdings, any Borrower, their Affiliates or their respective securities for purposes of United States Federal and state securities laws (provided that to the extent such Credit Party Materials constitute Information, they shall be treated as set forth in Section 13.11); (y) all Credit Party Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Left Lead Arranger shall be entitled to treat any Credit Party Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, Holdings and the Borrowers shall be under no obligation to mark any Credit Party Materials “PUBLIC”.

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SECTION 9.3           Notice of Litigation and Other Matters. Promptly (but in no event later than ten (10) days after any Responsible Officer of any Credit Party or any Subsidiary thereof obtains knowledge thereof) notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)          the occurrence of any Default or Event of Default;

(b)          the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Credit Party or any Subsidiary thereof or any of their respective properties, assets or businesses in each case that could reasonably be expected to be adversely determined and, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)          any notice of any violation of law received by any Credit Party or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;

(d)          any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party or any Subsidiary thereof which could reasonably be expected to have a Material Adverse Effect;

(e)          any attachment, judgment, lien, levy or order, in each case as issued by a Governmental Authority, exceeding the Threshold Amount that may be assessed against any Credit Party or any Subsidiary thereof;

(f)          (i) any unfavorable determination letter from the IRS, or with respect to a Multiemployer Plan, any notice from a Multiemployer Plan regarding any unfavorable determination letter from the IRS, regarding the qualification of an Employee Benefit Plan or Multiemployer Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or Canadian Pension Plan or to have a trustee appointed to administer any Pension Plan or Canadian Pension Plan, (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan or Canadian Multiemployer Plan sponsor evidencing the imposition of withdrawal liability pursuant to Section 4202 of ERISA or any other Applicable Law and (iv) any notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA, or any notice of intent to terminate any Canadian Pension Plan under Canadian Pension Laws or otherwise that, in each case, is filed with the PBGC or other Governmental Authority applicable to Canadian Pension Plans by any Credit Party or any ERISA Affiliate or otherwise received by any Credit Party or any ERISA Affiliate; and

(g)          any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice pursuant to Section 9.3 shall be accompanied by a statement of a Responsible Officer of Holdings and the US Borrower setting forth details of the occurrence referred to therein and stating what action Holdings and the US Borrower have taken and proposes to take with respect thereto. Each notice pursuant to Section 9.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

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SECTION 9.4           Preservation of Corporate Existence and Related Matters. Except as permitted by Section 10.4, preserve and maintain its separate corporate existence and all material rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

SECTION 9.5           Maintenance of Property and Licenses.

(a)          In addition to the requirements of any of the Security Documents, (i) protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; (ii) maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and (iii) from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, in the case of each of the foregoing clauses (i), (ii) and (iii), except as such action or inaction would not reasonably be expected to result in a Material Adverse Effect.

(b)          Maintain, in full force and effect in all material respects, each and every license, permit, certification, qualification, approval or franchise issued by any Governmental Authority (each a “License”) required for each of them to conduct their respective businesses as presently conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 9.6           Insurance. Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Security Documents (including, without limitation, hazard and business interruption insurance). Subject to Section 7.3, all such insurance shall (a) provide that no cancellation thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof, (b) name the Administrative Agent as an additional insured party thereunder, (c) in the case of each casualty insurance policy, name the Administrative Agent as lender’s loss payee and (d) in the case of each Flood Hazard Property, copies of insurance policies or certificates of insurance of the applicable Credit Party evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as lender’s loss payee. On the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby, including any endorsements required to pursuant to the foregoing requirements of this Section 9.6.

SECTION 9.7           Accounting Methods and Financial Records. Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in material compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its Properties.

SECTION 9.8           Payment of Taxes and Other Obligations. Pay and perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its Property and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices, except where the failure to pay or perform such items described in clauses (a) or (b) of this Section 9.8 could not reasonably be expected to have a Material Adverse Effect.

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SECTION 9.9           Compliance with Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 9.10         Environmental Laws. In addition to and without limiting the generality of Section 9.9, (a) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, (b) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of Holdings or any such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final nonappealable judgment.

SECTION 9.11         Compliance with ERISA. In addition to and without limiting the generality of Section 9.9, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA and the Code with respect to all Employee Benefit Plans and the Canadian Pension Laws, (ii) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan or a Canadian Multiemployer Plan (other than liability for premiums to the PBGC that are due but not delinquent or benefit accruals) made in the ordinary course of business, and (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request, such additional information about any Employee Benefit Plan or Canadian Employee Benefit Plan and, to the extent available to any Credit Party or ERISA Affiliate, any Multiemployer Plan, as may be reasonably requested, with respect to the manner and content, by the Administrative Agent. No Credit Party shall establish any new defined benefit Canadian Pension Plan.

SECTION 9.12         Visits and Inspections. Permit representatives of the Administrative Agent (who may be accompanied by representatives of any Lender), from time to time upon prior reasonable notice and at such times during normal business hours, all at the expense of Holdings and the US Borrower, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that, excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent (and any accompanying Lenders) shall not exercise such rights more often than two (2) times during any calendar year at the expense of Holdings and the US Borrower; provided further that upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at the expense of Holdings and the US Borrower at any time without advance notice. Upon the request of the Administrative Agent or the Required Lenders, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year, which meeting will be held at the corporate offices of Holdings and the US Borrower (or such other location as may be agreed to by Holdings, the US Borrower and the Administrative Agent) at such time as may be agreed by Holdings, the US Borrower and the Administrative Agent.

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SECTION 9.13         Additional Subsidiaries and Real Property.

(a)       Additional Subsidiaries.

(i)          Additional US Subsidiaries. Notify the Administrative Agent prior the creation or acquisition of any US Subsidiary and promptly thereafter (and in any event within thirty (30) days after such creation or acquisition, as such time period may be extended by the Administrative Agent in its sole discretion) cause such US Subsidiary (other than any Excluded Subsidiary) to (A) become a US Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the US Subsidiary Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (B) grant a security interest in all Collateral (subject to the exceptions specified in the US Collateral Agreement) owned by such US Subsidiary by delivering to the Administrative Agent a duly executed supplement to each Security Document or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each Security Document, (C) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 7.1 as may be reasonably requested by the Administrative Agent, (D) deliver to the Administrative Agent such original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of such Person, (E) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person, and (F) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(ii)         Additional Canadian Subsidiaries. Notify the Administrative Agent prior the creation or acquisition of any Canadian Subsidiary and promptly thereafter (and in any event within thirty (30) days after such creation or acquisition, as such time period may be extended by the Administrative Agent in its sole discretion) cause such Canadian Subsidiary (other than any Excluded Subsidiary) to (A) become a Canadian Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Canadian Subsidiary Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (B) grant a security interest in all Collateral (subject to the exceptions specified in the Canadian Collateral Agreement) owned by such Canadian Subsidiary by delivering to the Administrative Agent a duly executed supplement to each Security Document or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each Security Document, (C) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 7.1 as may be reasonably requested by the Administrative Agent, (D) deliver to the Administrative Agent such original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of such Person, (E) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person, and (F) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

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(b)        Additional Foreign Subsidiaries. Notify the Administrative Agent at the time that any Person becomes a First Tier Foreign Subsidiary, including, without limitation, any First Tier Foreign Subsidiary that is a Canadian Subsidiary, and at the request of the Administrative Agent, promptly thereafter (and in any event within forty-five (45) days after such request, as such time period may be extended by the Administrative Agent in its sole discretion), cause (i) the applicable US Credit Party to deliver to the Administrative Agent Security Documents pledging (A) as security for the US Secured Obligations, sixty-five percent (65%) of the total outstanding voting Capital Stock (and one hundred percent (100%) of the non-voting Capital Stock) of any such new First Tier Foreign Subsidiary and (B) as security for the Canadian Secured Obligations, one hundred percent (100%) of the Capital Stock of any such new First Tier Foreign Subsidiary and, in each case, a consent thereto executed by such new First Tier Foreign Subsidiary (including, without limitation, if applicable, original stock certificates (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Capital Stock of such new First Tier Foreign Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), (ii) such Person to deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 7.1 as may be reasonably requested by the Administrative Agent, (iii) such Person to deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person and (iv) such Person to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c)        Real Property Collateral.

(i)          Within ten (10) days after the acquisition of any real property owned by any Credit Party that is not subject to the existing Security Documents, notify the Administrative Agent;

(ii)         Within sixty (60) days of such acquisition (as such time period may be extended by the Administrative Agent, in its sole discretion), deliver such mortgages, deeds of trust, deeds of hypothec, title insurance policies and other documents (other than appraisals, surveys and environmental reports but including, without limitation, in the case of each Flood Hazard Property, copies of insurance policies or certificates of insurance of the applicable Credit Party evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as lender’s loss payee) reasonably requested by the Administrative Agent in connection with granting and perfecting a first priority Lien, other than Permitted Liens, on such real property in favor of the Administrative Agent, for the ratable benefit of the US Secured Parties or the Canadian Secured Parties, as applicable, all in form and substance acceptable to the Administrative Agent; and

(iii)        If, at any time after (A) an Event of Default has occurred and is continuing or (B) the Consolidated Total Leverage Ratio is greater than 3.25 to 1.00 for two (2) consecutive fiscal quarters, the Administrative Agent, in its sole discretion or at the direction of the Required Lenders, requests appraisals, surveys and environmental reports with respect to any real property owned by any Credit Party, then within sixty (60) days of such request (as such time period may be extended by the Administrative Agent, in its sole discretion) provide such appraisals, surveys or environmental reports.

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(d)          Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than de minimis capital and any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 9.13(a) or (b), as applicable, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 9.13(a) or (b), as applicable, within thirty (30) days of the consummation of such Permitted Acquisition).

(e)          Guarantors of Other Indebtedness. Notify the Administrative Agent at any time that (i) any Subsidiary that is not a US Subsidiary Guarantor or a Canadian Subsidiary Guarantor becomes a guarantor of or otherwise provides credit support for any Subordinated Indebtedness or Senior Unsecured Indebtedness or (ii) any Excluded Subsidiary becomes a guarantor of or otherwise provides credit support for any Indebtedness of any other Person, and concurrently with such Subsidiary or such Excluded Subsidiary, as applicable, becoming a guarantor thereunder or providing credit support therefor, cause such Person to take all of the actions required pursuant to (A) if such Person is a US Subsidiary (or, notwithstanding anything to the contrary contained in this Agreement, if such Person is not a US Subsidiary but such Person nevertheless becomes a guarantor of or otherwise provides credit support for any Subordinated Indebtedness or Senior Unsecured Indebtedness), (1) clauses (A) through (F) of subsection (a)(i) of this Section 9.13 and (2) if applicable, clause (c) of this Section 9.13 and (B) if such Person is a Canadian Subsidiary (or, notwithstanding anything to the contrary contained in this Agreement, if such Person is not a US Subsidiary or a Canadian Subsidiary but such Person nevertheless becomes a guarantor of or otherwise provides credit support for any Subordinated Indebtedness or Senior Unsecured Indebtedness), (1) clauses (A) through (F) of subsection (a)(i)(ii) of this Section 9.13 and (2) if applicable, clause (c) of this Section 9.13.

(f)          Exclusions. The provisions of this Section 9.13 shall not apply to assets as to which the Administrative Agent, Holdings and the US Borrower shall reasonably determine that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby.

SECTION 9.14         Use of Proceeds.

(a)          Use the proceeds of the Initial Term Loan to (i) finance the Transactions and/or (ii) pay fees, commissions and expenses in connection with the Transactions.

(b)          Use the proceeds of Revolving Extensions of Credit (i) for working capital and general corporate purposes of the US Borrower and its Subsidiaries, including, without limitation, Permitted Acquisitions, Restricted Payments permitted pursuant to Section 10.6 and Investments permitted pursuant to Section 10.3 and/or (ii) to pay fees, commissions and expenses in connection with the Transactions and the Credit Facility.

(c)          Use the proceeds of Canadian Extensions of Credit (i) for working capital and general corporate purposes of the Canadian Borrower and its Subsidiaries, including, without limitation, Permitted Acquisitions, Restricted Payments permitted pursuant to Section 10.6 and Investments permitted pursuant to Section 10.3 and/or (ii) to pay fees, commissions and expenses in connection with the Transactions and the Credit Facility.

(d)          Use the proceeds of any Incremental Term Loan and any Incremental Revolving Credit Increase as permitted pursuant to Section 6.13, as applicable.

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SECTION 9.15         Further Assurances.

(a)          Maintain the security interest created by the Security Documents in accordance with Section 5.1 of the US Collateral Agreement or Section 5.1 of the Canadian Collateral Agreement, as applicable, subject to the rights of the Credit Parties to dispose of the Collateral pursuant to the Loan Documents; and make, execute and deliver all such additional and further acts, things, deeds, instruments and documents as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the US Secured Parties or the Canadian Secured Parties, as applicable, with respect to the Collateral as to which the Administrative Agent, for the ratable benefit of the US Secured Parties or the Canadian Secured Parties, as applicable, has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements or similar forms of application under the UCC, the PPSA or the CCQ (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby or by the other Loan Documents.

(b)          If requested by the Administrative Agent or any Lender (through the Administrative Agent), promptly furnish to the Administrative Agent and each Lender a statement in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable.

ARTICLE X

NEGATIVE COVENANTS

Until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, the Credit Parties will not, and will not permit any of their respective Subsidiaries to:

SECTION 10.1         Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:

(a)          the Obligations;

(b)          Indebtedness and obligations owing under Secured Cash Management Agreements entered into in the ordinary course of business;

(c)          Indebtedness existing on the Closing Date and listed on Schedule 10.1, and any refinancings, refundings, renewals or extensions thereof; provided that (i) the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) the final maturity date and weighted average life of such refinancing, refunding, renewal or extension shall not be prior to or shorter than that applicable to the Indebtedness prior to such refinancing, refunding, renewal or extension and (iii) any refinancing, refunding, renewal or extension of any Subordinated Indebtedness shall be (A) on subordination terms at least as favorable to the Lenders and (B) no more restrictive on Holdings and its Subsidiaries than the Subordinated Indebtedness being refinanced, refunded, renewed or extended;

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(d)          Indebtedness incurred in connection with Capital Leases (other than with respect to a lease entered into as part of a Sale and Leaseback Transaction) and purchase money Indebtedness incurred (i) prior to the Closing Date and listed on Schedule 10.1 and (ii) after the Closing Date in an aggregate amount not to exceed $35,000,000 at any time outstanding;

(e)          Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 10.3, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (ii) neither Holdings nor any Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness and (iii) the aggregate outstanding principal amount of such Indebtedness does not exceed $50,000,000 at any time outstanding;

(f)          Guaranty Obligations with respect to Indebtedness permitted pursuant to subsections (a) through (e) of this Section 10.1;

(g)          unsecured intercompany Indebtedness:

(i)          owed by (x) any US Credit Party (other than Holdings) to another US Credit Party or (y) any Canadian Credit Party to another Canadian Credit Party;

(ii)         owed by any Credit Party to any Non-US Guarantor Subsidiary; provided that (x) such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent and (y) no Non-US Guarantor Subsidiary which is a US Subsidiary shall be permitted to make any loan and advance to any Canadian Credit Party;

(iii)        owed by any Non-US Guarantor Subsidiary to any other Non-US Guarantor Subsidiary; and

(iv)        owed by any Non-US Guarantor Subsidiary to any Credit Party to the extent permitted pursuant to Section 10.3(a)(vi);

(h)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(i)          Subordinated Indebtedness and Senior Unsecured Indebtedness and Guaranty Obligations of the US Credit Parties with respect to such Subordinated Indebtedness or such Senior Unsecured Indebtedness; provided, that in the case of each incurrence of such Subordinated Indebtedness or Senior Unsecured Indebtedness, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Indebtedness, (ii) the Administrative Agent shall have received satisfactory written evidence that the Credit Parties would be in compliance with the financial covenants set forth in Section 10.13 on a Pro Forma Basis after giving effect to the issuance of any such Indebtedness, (iii) the Administrative Agent shall have received satisfactory written evidence that (A) the Consolidated Total Leverage Ratio is at least 0.25 below that applicable ratio set forth in Section 10.13(a) and (B) the Credit Parties are in compliance with the financial covenants set forth in Section 10.13, in each case based on the financial statements most recently delivered pursuant to Section 9.1(a) or 9.1(b), as applicable, both before and after giving effect (on a Pro Forma Basis) to (1) the incurrence of such Indebtedness, and (2) any Permitted Acquisition consummated in connection therewith, (iv) no US Credit Party shall guarantee any Subordinated Indebtedness unless such Guaranty Obligation is subordinated to the Obligations on terms no less favorable to the Administrative Agent and the Lenders than the terms of the Subordinated Indebtedness to which such Guaranty Obligation relates and (v) the US Borrower shall have complied with the requirements of Section 5.4(b);

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(j)          Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(k)          Indebtedness arising from agreements by Holdings or any of its Subsidiaries providing for indemnification, earn-out obligations, adjustment of purchase price or similar obligations, in each case, incurred in connection with a Permitted Acquisition;

(l)          Indebtedness consisting of promissory notes issued to current or former officers, directors and employees (or their respective family members, estates or trusts or other entities for the benefit of any of the foregoing) of Holdings or its Subsidiaries to purchase or redeem Capital Stock or options of Holdings permitted pursuant to Section 10.6(d)(iii); provided that the aggregate principal amount of all such Indebtedness shall not exceed $2,500,000 at any time outstanding;

(m)          Indebtedness incurred in connection with Capital Leases arising under Sale and Leaseback Transactions permitted hereunder in reliance upon Section 10.5(c)(ii); and

(n)          Indebtedness of any Credit Party or any Subsidiary thereof not otherwise permitted pursuant to this Section 10.1 in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.

SECTION 10.2         Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except:

(a)          Liens created pursuant to the Loan Documents (including, without limitation, Liens in favor of the Swingline Lender and/or the Issuing Lender, as applicable, on Cash Collateral granted pursuant to the Loan Documents);

(b)          Liens in existence on the Closing Date and described on Schedule 10.2, and the replacement, renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with any refinancing, refunding, renewal or extension of Indebtedness pursuant to Section 10.1(c) (solely to the extent that such Liens were in existence on the Closing Date and described on Schedule 10.2)); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing;

(c)          Liens for taxes, assessments and other governmental charges or levies (i) not yet due or as to which the period of grace, if any, related thereto has not expired, (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP or (iii) which are, in the aggregate, immaterial to the Credit Parties (and, in any event, not in excess of $500,000);

(d)          the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which (i) other than claims which are, in the aggregate, immaterial to the Credit Parties (and, in any event, not in excess of $500,000), are not overdue for a period of more than thirty (30) days, or if more than thirty (30) days overdue, no action has been taken to enforce such Liens and such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of Holdings or any of its Subsidiaries;

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(e)          deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)          encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(g)          Liens arising from the filing of precautionary UCC, PPSA or CCQ financing statements or similar forms of application relating solely to personal property leased pursuant to Operating Leases entered into in the ordinary course of business of the Borrowers and their respective Subsidiaries;

(h)          Liens securing Indebtedness permitted under Section 10.1(d); provided that (i) such Liens shall be created substantially simultaneously with the acquisition, repair, improvement or lease, as applicable, of the related Property, (ii) such Liens do not at any time encumber any property other than the Property financed by such Indebtedness and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair improvement or lease amount (as applicable) of such Property at the time of purchase, repair, improvement or lease (as applicable);

(i)          Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.1(l) or securing appeal or other surety bonds relating to such judgments;

(j)          Liens on Property (i) of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition and (ii) of any Borrowers or any of their respective Subsidiaries existing at the time such tangible property or tangible assets are purchased or otherwise acquired by such Borrower or such Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (B) such Liens are applicable only to specific Property, (C) such Liens are not “blanket” or all asset Liens, (D) such Liens do not attach to any other Property of Holdings or any of its Subsidiaries and (E) the Indebtedness secured by such Liens is permitted under Section 10.1(e) of this Agreement);

(k)          (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of any Borrower or any Subsidiary thereof;

(l)          (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(m)          any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of Holdings or its Subsidiaries or materially detract from the value of the relevant assets of Holdings or its Subsidiaries or (ii) secure any Indebtedness; and

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(n)          Liens not otherwise permitted hereunder on assets other than the Collateral securing Indebtedness or other obligations in the aggregate amount not to exceed $10,000,000 at any time outstanding.

SECTION 10.3         Investments. Purchase, own, invest in or otherwise acquire (in one transaction or a series of transactions), directly or indirectly, any Capital Stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any Person (all the foregoing, “Investments”) except:

(a)          (i)         Investments existing on the Closing Date in Subsidiaries existing on the Closing Date;

(ii)       Investments existing on the Closing Date (other than Investments in Subsidiaries existing on the Closing Date) and described on Schedule 10.3;

(iii)      (A) Investments made after the Closing Date by any US Credit Party in any other US Credit Party (other than Holdings) and (B) Investments made after the Closing Date by any Canadian Credit Party in any other Canadian Credit Party;

(iv)        Investments made after the Closing Date by any Non-US Guarantor Subsidiary in any other Non-US Guarantor Subsidiary;

(v)         Investments made after the Closing Date by any Non-US Guarantor Subsidiary in, or to, any Credit Party; provided that (x) any loans and advances made by any Non-US Guarantor Subsidiary to any Credit Party shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent and (y) no Non-US Guarantor Subsidiary which is a US Subsidiary shall be permitted to make any loan and advance to any Canadian Credit Party; and

(vi)        Investments made after the Closing Date by any Credit Party in any Non-US Guarantor Subsidiary in an amount not to exceed at any time:

(A)         the greater of (1) $50,000,000 and (2) five percent (5%) of Consolidated Total Assets at such time; less

(B)         the amount of Investments made pursuant to Section 10.3(g)(ii) at such time; less

(C)         the amount of Investments made pursuant to Section 10.3(k) at such time;

provided that any Investments in the form of loans or advances made by any Credit Party to any Non-US Guarantor Subsidiary pursuant to this clause (vi) shall be evidenced by a demand note in form and substance reasonably satisfactory to the Administrative Agent and shall be pledged and delivered to the Administrative Agent pursuant to the Security Documents;

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(b)          Investments in cash and Cash Equivalents;

(c)          Investments by the Borrowers or any of their respective Subsidiaries consisting of Capital Expenditures permitted by this Agreement;

(d)          deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 10.2;

(e)          Hedge Agreements permitted pursuant to Section 10.16;

(f)          purchases of assets in the ordinary course of business;

(g)          Investments by the Borrowers or any of their respective Subsidiaries:

   (i)          in the form of Permitted Acquisitions to the extent that any Person or Property acquired in such acquisition becomes a part of the US Borrower or a US Subsidiary Guarantor or becomes (whether or not such Person is a Wholly-Owned Subsidiary) a US Subsidiary Guarantor in the manner contemplated by Section 9.13; and

   (ii)         Permitted Acquisitions to the extent that any Person or Property acquired in such acquisition does not become a US Subsidiary Guarantor or a part of a US Subsidiary Guarantor in an aggregate amount not to exceed at any time:

(A)         the greater of (1) $50,000,000 and (2) five percent (5%) of Consolidated Total Assets at such time; less

(B)         the amount of Investments made pursuant to Section 10.3(a)(vi) at such time; less

(C)         the amount of Investments made pursuant to Section 10.3(k) at such time;

(h)          Investments in the form of loans and advances to officers, directors and employees in the ordinary course of business in an aggregate amount not to exceed at any time outstanding $2,500,000 (determined without regard to any write-downs or write-offs of such loans or advances);

(i)          Investments in the form of Restricted Payments permitted pursuant to Section 10.6;

(j)          Guaranty Obligations permitted pursuant to Section 10.1;

(k)          Investments in joint ventures; provided that the aggregate amount of all such Investments shall not exceed at any time:

   (i)          the greater of (1) $50,000,000 and (2) five percent (5%) of Consolidated Total Assets at such time; less

   (ii)         the amount of Investments made pursuant to Section 10.3(a)(vi) at such time; less

   (iii)        the amount of Investments made pursuant to Section 10.3(g)(ii) at such time; and

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(l)          Investments not otherwise permitted pursuant to this Section 10.3 in an aggregate amount not to exceed $25,000,000 at any time outstanding; provided that, immediately before and immediately after giving pro forma effect to any such Investments at the time made, no Default or Event of Default shall have occurred and be continuing.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 10.3, such amount shall be deemed to be the amount of such Investment when made, purchased, acquired or incurred (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection, return of capital or loan or advance repayment (not to exceed the original amount invested).

SECTION 10.4         Fundamental Changes. Merge, consolidate, amalgamate or enter into any similar combination with, or enter into any Asset Disposition of all or substantially all of its assets (whether in a single transaction or a series of transactions) with, any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a)          (i) any Wholly-Owned Subsidiary of the US Borrower (other than any Canadian Credit Party) may be merged, amalgamated or consolidated with or into the US Borrower (provided that the US Borrower shall be the continuing or surviving entity), (ii) any Wholly-Owned Subsidiary of the US Borrower (other than any Canadian Credit Party) may be merged, amalgamated or consolidated with or into any US Subsidiary Guarantor (provided that the US Subsidiary Guarantor shall be the continuing or surviving entity or simultaneously with such transaction, the continuing or surviving entity shall become a US Subsidiary Guarantor and the US Borrower shall comply with Section 9.13 in connection therewith), (iii) any Wholly-Owned Subsidiary of the Canadian Borrower may be merged, amalgamated or consolidated with or into the Canadian Borrower (provided that the Canadian Borrower shall be the continuing or surviving entity) and (iv) any Wholly-Owned Subsidiary of the Canadian Borrower may be merged, amalgamated or consolidated with or into any Canadian Subsidiary Guarantor (provided that the Canadian Subsidiary Guarantor shall be the continuing or surviving entity or simultaneously with such transaction, the continuing or surviving entity shall become a Canadian Subsidiary Guarantor and the Canadian Borrower shall comply with Section 9.13 in connection therewith);

(b)          (i) any Non-US Guarantor Subsidiary that is a US Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-US Guarantor Subsidiary that is a US Subsidiary or (ii) any Non-Canadian Guarantor Subsidiary that is a Canadian Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Canadian Guarantor Subsidiary that is a Canadian Subsidiary;

(c)          (i) any US Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to the US Borrower or any US Subsidiary Guarantor (provided that the consideration for such disposition shall not exceed the fair value of such assets) and (ii) any Canadian Subsidiary (other than the Canadian Borrower) may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to the Canadian Borrower or any Canadian Subsidiary Guarantor (provided that the consideration for such disposition shall not exceed the fair value of such assets);

(d)          (i) any Non-US Guarantor Subsidiary that is a US Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-US Guarantor Subsidiary that is a US Subsidiary and (ii) any Non-Canadian Guarantor Subsidiary that is a Canadian Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Canadian Guarantor Subsidiary that is a Canadian Subsidiary;

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(e)          any Wholly-Owned Subsidiary of the US Borrower formed to effect any acquisition permitted hereunder may merge, amalgamate or consolidate with or into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with such acquisition (including, without limitation, any Permitted Acquisition permitted pursuant to Section 10.3(g)); provided that (i) in the case of any merger involving a Wholly-Owned Subsidiary that is a US Subsidiary, (A) a US Subsidiary Guarantor shall be the continuing or surviving entity or (B) simultaneously with such transaction, the continuing or surviving entity shall become a US Subsidiary Guarantor and the US Borrower shall comply with Section 9.13 in connection therewith and (ii) in the case of any merger, amalgamation or consolidation involving a Wholly-Owned Subsidiary that is a Canadian Subsidiary, (A) a Canadian Subsidiary Guarantor shall be the continuing or surviving entity or (B) simultaneously with such transaction, the continuing or surviving entity shall become a Canadian Subsidiary Guarantor and the Canadian Borrower shall comply with Section 9.13 in connection therewith; and

(f)          any Person (other than Holdings, the Borrowers or any of their respective Subsidiaries) may merge, amalgamate or consolidate into the US Borrower, the Canadian Borrower or any of their respective Wholly-Owned Subsidiaries in connection with a Permitted Acquisition permitted pursuant to Section 10.3(g); provided that (i) in the case of a merger, merger, amalgamation or consolidation involving the US Borrower, a US Subsidiary Guarantor, the Canadian Borrower or a Canadian Subsidiary Guarantor, as applicable, the continuing or surviving Person shall be the US Borrower, such US Subsidiary Guarantor, the Canadian Borrower or such Canadian Subsidiary Guarantor, as applicable, and (ii) the continuing or surviving Person shall be the US Borrower, the Canadian Borrower or a Wholly-Owned Subsidiary thereof.

SECTION 10.5         Asset Dispositions. Make any Asset Disposition except:

(a)          the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of any Borrower or any of its respective Subsidiaries;

(b)          non-exclusive licenses and sublicenses of intellectual property rights in the ordinary course of business;

(c)          (i) leases, subleases, licenses or sublicenses of real or personal property granted by any Borrower or any of its respective Subsidiaries to others (A) in the ordinary course of business or (B) that, in the reasonable business judgment of such Borrower or any of its Subsidiaries, would not detract from the value of such real or personal property nor interfere in any material respect with the business of such Borrower or any of its Subsidiaries and (ii) a sale of property pursuant to a Sale and Leaseback Transaction (provided that the aggregate fair market value (measured at the time of the applicable sale) of all property covered by any outstanding Sale and Leaseback Transaction at any time shall not exceed $10,000,000);

(d)          Asset Dispositions in connection with Insurance and Condemnation Events; provided that the requirements of Section 5.4(b) are complied with in connection therewith;

(e)          Asset Dispositions permitted in connection with transactions permitted by Sections 10.3, 10.4 or 10.6 but only to the extent that such transaction was permitted without reference to this clause (e); and

(f)          Asset Dispositions (other than as a part of a Sale and Leaseback Transaction) not otherwise permitted pursuant to this Section 10.5; provided that (i) at the time of such Asset Disposition, no Default or Event of Default shall exist or would result from such Asset Disposition, (ii) such Asset Disposition is made for fair market value and the consideration received shall be no less than seventy-five percent (75%) in cash, (iii) the aggregate fair market value of all property disposed of in reliance on this clause (f) shall not exceed $200,000,000 during the term of this Agreement and (iv) the requirements of Section 5.4(b) are complied with in connection therewith.

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SECTION 10.6         Restricted Payments. Declare or pay any dividend on, or make any payment or other distribution on account of, or purchase, redeem, retire or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Capital Stock of any Credit Party or any Subsidiary thereof, or make any distribution of cash, property or assets to the holders of shares of any Capital Stock of any Credit Party or any Subsidiary thereof (all of the foregoing, the “Restricted Payments”); provided that:

(a)          so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Holdings or any of its Subsidiaries may make Restricted Payments in shares of its own Qualified Capital Stock;

(b)          (i) any Subsidiary of the US Borrower may make Restricted Payments to the US Borrower or any US Subsidiary Guarantor and (ii) any Subsidiary of the Canadian Borrower may make Restricted Payments to the Canadian Borrower or any Canadian Subsidiary Guarantor;

(c)          (i) any Non-US Guarantor Subsidiary that is a US Subsidiary may make Restricted Payments to any other Non-US Guarantor Subsidiary that is a US Subsidiary (and, if applicable, to other holders of its outstanding Capital Stock on a ratable basis) and (ii) any Non-Canadian Guarantor Subsidiary that is a Canadian Subsidiary may make Restricted Payments to any other Non-Canadian Guarantor Subsidiary that is a Canadian Subsidiary (and, if applicable, to other holders of its outstanding Capital Stock on a ratable basis);

(d)          the US Borrower may declare and make Restricted Payments to Holdings, and each Subsidiary of the US Borrower may declare and make to enable the US Borrower to do the same (it being agreed that any Restricted Payment which is declared and made from any Subsidiary to the US Borrower and further declared and made to Holdings shall constitute a single Restricted Payment), so that Holdings may, and Holdings shall be permitted to:

  (i)          pay any Taxes which are due and payable by the Credit Parties as part of a consolidated group;

  (ii)         pay corporate operating (including, without limitation, directors fees and expenses) and overhead expenses (including, without limitation, rent, utilities and salary) in the ordinary course of business and fees and expenses of attorneys, accountants, appraisers and the like;

  (iii)        so long as no Default or Event of Default has occurred and is continuing or would result therefrom, redeem, retire or otherwise acquire shares of its Capital Stock or options or other equity or phantom equity in respect of its Capital Stock from present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing) or make severance payments to such Persons in connection with the death, disability or termination of employment or consultancy of any such officer, employee, director or consultant (A) to the extent that such purchase is made with the Net Cash Proceeds of any offering of equity securities of or capital contributions to Holdings or (B) otherwise in an aggregate amount not to exceed $2,500,000;

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(e)        Holdings may declare and make Restricted Payments, and each Subsidiary of Holdings may declare and make to enable Holdings to do the same (it being agreed that any Restricted Payment which is declared and made from any Subsidiary to Holdings and further declared and made by Holdings shall constitute a single Restricted Payment), in an aggregate amount not to exceed $50,000,000 during the term of this Agreement; provided that:

(i)          no Default or Event of Default exists and is continuing at the time of any such Restricted Payment or would result therefrom; and

(ii)         at least five (5) Business Days prior to the making of any such additional Restricted Payment, the Administrative Agent shall have received satisfactory written evidence that, based on the financial statements most recently delivered pursuant to Section 9.1(a) or 9.1(b), as applicable, both before and after giving effect to such Restricted Payment and the incurrence of any Indebtedness in connection therewith, the Credit Parties are in compliance with the financial covenants set forth in Section 10.13; and

(f)        Holdings may declare and make additional Restricted Payments, and each Subsidiary of Holdings may declare and make to enable Holdings to do the same (it being agreed that any Restricted Payment which is declared and made from any Subsidiary to Holdings and further declared and made by Holdings shall constitute a single Restricted Payment) (in addition to any Restricted Payments permitted pursuant to subsection (e) above); provided that:

(i)          no Default or Event of Default exists and is continuing at the time of any such Restricted Payment or would result therefrom; and

(ii)         at least five (5) Business Days prior to the making of any such additional Restricted Payment, the Administrative Agent shall have received satisfactory written evidence that (A) based on the financial statements most recently delivered pursuant to Section 9.1(a) or 9.1(b), as applicable, both before and after giving effect to such Restricted Payment and the incurrence of any Indebtedness in connection therewith, (1) the Credit Parties are in compliance with the financial covenants set forth in Section 10.13 and (2) the Consolidated Senior Leverage Ratio is less than or equal to 2.00 to 1.00 and (B) both before and after giving effect to such Restricted Payment and the incurrence of any Indebtedness in connection therewith, the sum of available amounts under the Revolving Credit Facility plus unrestricted domestic cash and Cash Equivalents shall equal at least $50,000,000.

For the avoidance of doubt, any Restricted Payment declared and made pursuant to Section 10.6(e) above shall be deemed to utilize the $50,000,000 basket in such subsection and in no event may such Restricted Payment be recharacterized as a Restricted Payment made pursuant to Section 10.6(f).

SECTION 10.7         Transactions with Affiliates. Directly or indirectly enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with (a) any officer, director or other Affiliate of Holdings, the Borrowers or any of their respective Subsidiaries or (b) any Affiliate of any such officer or director, other than:

(i)          transactions permitted by Sections 10.1, 10.3, 10.4, 10.5, 10.6 and 10.12;

(ii)         transactions existing on the Closing Date and described on Schedule 10.7;

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(iii)        (A) transactions among US Credit Parties and (B) transactions among Canadian Credit Parties;

(iv)        other transactions in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party as determined in good faith by the board of directors (or equivalent governing body) of Holdings;

(v)         the payment of salaries and benefits to, and employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with, their respective officers and employees in the ordinary course of business; and

(vi)        payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of Holdings, the Borrowers and their respective Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrowers and their respective Subsidiaries.

SECTION 10.8         Accounting Changes; Organizational Documents.

(a)          Change its Fiscal Year end, or make (without the consent of the Administrative Agent which consent shall not be unreasonably withheld) any material change in its accounting treatment and reporting practices except as required or permitted by GAAP.

(b)          Amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in each case in any manner materially adverse to the rights or interests of the Lenders.

SECTION 10.9         Payments and Modifications of Subordinated Indebtedness and Senior Unsecured Indebtedness.

(a)          Amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any Subordinated Indebtedness or any Senior Unsecured Indebtedness in any respect which would (i) increase the interest rate, (ii) change the due dates for principal or interest, other than to extend such dates, (iii) modify any default or event of default, other than to delete it or make it less restrictive, (iv) add any covenant with respect thereto, (v) modify any subordination provision, (vi) modify any redemption or prepayment provision, other than to extend the dates therefor or to reduce the amounts thereof or premiums payable in connection therewith or (vii) materially increase any obligation of Holdings or any of its Subsidiaries or confer additional material rights to the holder of such Subordinated Indebtedness in a manner adverse to (A) Holdings or any of its Subsidiaries or (B) the rights or interests of the Administrative Agent and Lenders hereunder.

(b)          Make any payment or prepayment on, or redeem or acquire for value (including, without limitation, (i) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (ii) at the maturity thereof) any Subordinated Indebtedness or Senior Unsecured Indebtedness, except:

(i)          refinancings, refundings, renewals, extensions or exchange of any Subordinated Indebtedness permitted by Section 10.1(c), (g)(iii), (i) and (n) or Senior Unsecured Indebtedness permitted by Section 10.1(i), and by any subordination provisions applicable thereto; and

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(ii)         the payment of interest, fees, expenses and indemnities in respect of Subordinated Indebtedness incurred under Section 10.1(c), (g)(iii), (i) and (n) (other than any such payments prohibited by any subordination provisions applicable thereto) or any Senior Unsecured Indebtedness permitted under Section 10.1(i).

SECTION 10.10         No Further Negative Pledges; Restrictive Agreements.

(a)          Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation (other than with respect to an Excluded Subsidiary), except (i) pursuant to this Agreement and the other Loan Documents, (ii) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 10.1(d) or (e) (provided that any such restriction contained therein relates only to the asset or assets financed thereby) and (iii)  customary restrictions in connection with any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien).

(b)          Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Subsidiary thereof (other than an Excluded Subsidiary) to (i) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Credit Party or (iii) make loans or advances to any Credit Party, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents and (B) Applicable Law.

(c)          Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Subsidiary thereof (other than an Excluded Subsidiary) to (i) sell, lease or transfer any of its properties or assets to any Credit Party or (ii) act as a Credit Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law, (C) any document or instrument governing Indebtedness incurred pursuant to Section 10.1(d) or (e) (provided that any such restriction contained therein relates only to the asset or assets acquired in connection therewith), (D) any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (E) obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of any Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary, (F) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is permitted pursuant to Section 10.5) that limit the transfer of such Property pending the consummation of such sale, (G) customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto and (H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

SECTION 10.11         Nature of Business. Engage in any business other than the business conducted by the Borrowers and their respective Subsidiaries as of the Closing Date and business activities reasonably related or ancillary thereto or that are reasonable extensions thereof.

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SECTION 10.12         Sale Leasebacks. Except as otherwise permitted pursuant to Section 10.5(c)(ii), directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any Property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Subsidiary thereof has sold or transferred or is to sell or transfer to a Person which is not another Credit Party or Subsidiary thereof or (b) which any Credit Party or any Subsidiary thereof intends to use for substantially the same purpose as any other Property that has been sold or is to be sold or transferred by such Credit Party or such Subsidiary to another Person which is not another Credit Party or Subsidiary thereof in connection with such lease.

SECTION 10.13         Financial Covenants.

(a)          Consolidated Total Leverage Ratio. As of the last day of any fiscal quarter, permit the Consolidated Total Leverage Ratio to be greater than 3.50 to 1.00; provided that the maximum Consolidated Total Leverage Ratio permitted by this Section 10.13(a) shall increase to 4.00 to 1.00 for the fiscal quarter during which the US Borrower has consummated a Specified Permitted Acquisition and for the next three (3) succeeding fiscal quarters; provided further that the maximum Consolidated Total Leverage Ratio shall return to 3.50 to 1.00 no later than the fourth fiscal quarter after the consummation of such Specified Permitted Acquisition.

(b)          Consolidated Interest Coverage Ratio. As of the last day of any fiscal quarter, permit the Consolidated Interest Coverage Ratio to be less than 3.00 to 1.00.

SECTION 10.14         Limitations on Holdings. Permit Holdings to:

(a)          hold any assets other than (i) the Capital Stock of the US Borrower (and/or intercompany advances to the US Borrower), (ii) assets, properties or rights that are not capable of being sold, assigned, transferred or conveyed to the US Borrower without the consent of any other Person, or if such assignment or attempted assignment would constitute a breach thereof, or a violation of any Applicable Law, (iii) agreements relating to the issuance, sale, purchase, repurchase or registration of securities of Holdings, (iv) minute books and other corporate books and records of Holdings, (v) cash and Cash Equivalents and (vi) other miscellaneous non-material assets;

(b)          have any liabilities other than (i) the liabilities under the Loan Documents, (ii) tax and other governmental liabilities and obligations arising in the ordinary course of business, (iii) Indebtedness permitted under Section 10.1, (iv) corporate, administrative and operating expenses in the ordinary course of business and (v) liabilities under any contracts or agreements described in (a)(ii) and (iii) above; or

(c)          engage in any activities or business other than (i) issuing shares of its own Qualified Capital Stock, (ii) holding the assets and incurring the liabilities described in this Section 10.14 and activities incidental and related thereto, (iii) making payments, dividends, distributions, issuances or other activities permitted pursuant to Sections 10.6 or 10.7, (iv) holding directors’ and shareholders’ meetings, preparing corporate and similar records and other activities required to maintain its separate corporate or other legal structure or (v) as necessary to consummate any Permitted Acquisition.

SECTION 10.15         Disposal of Subsidiary Interests. Neither Holdings nor any Borrower will permit any Wholly-Owned US Subsidiary or any Wholly-Owned Canadian Subsidiary to be a non-Wholly-Owned Subsidiary except as a result of or in connection with a dissolution, merger, amalgamation, consolidation or disposition permitted by Section 10.4 or 10.5.

SECTION 10.16         Hedge Agreements. Create, incur, assume or suffer to exist obligations under any Hedge Agreement other than any Hedge Agreement entered into in the ordinary course of business in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes.

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ARTICLE XI

DEFAULT AND REMEDIES

SECTION 11.1         Events of Default. Each of the following shall constitute an Event of Default:

(a)          Default in Payment of Principal of Loans and Reimbursement Obligations. Any Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b)          Other Payment Default. Any Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of five (5) Business Days.

(c)          Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.

(d)          Default in Performance of Certain Covenants. Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any covenant or agreement contained in Sections 7.3, 9.1, 9.2(a), 9.3(a), 9.4, 9.12, 9.13 or 9.14 or Article X.

(e)          Default in Performance of Other Covenants and Conditions. Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section 11.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of (i) the Administrative Agent’s delivery of written notice thereof to the US Borrower and (ii) a Responsible Officer of any Credit Party having obtained knowledge thereof.

(f)          Cross-Default. Any Credit Party or any Subsidiary thereof shall (i) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate principal amount of which is in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate principal amount of which is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, such Indebtedness in an aggregate principal amount greater than the Threshold Amount to become due prior to its stated maturity (any applicable grace period having expired) or (iii) there occurs under any Hedge Agreement an early termination date resulting from (A) any default or event of default under such Hedge Agreement as to which any Credit Party or any Subsidiary is the defaulting party or (B) any termination event under such Hedge Agreement as to which any Credit Party or any Subsidiary is an affected party and, in either event, the Hedge Termination Value owed by such Credit Party or such Subsidiary as a result thereof is greater than the Threshold Amount.

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(g)          Change in Control. Any Change in Control shall occur.

(h)          Voluntary Bankruptcy Proceeding. Any Credit Party or any Subsidiary thereof shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking, as a debtor or debtor-in-possession, to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, interim receiver, receiver and manager, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(i)          Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced (including the filing of any notice of intention in respect thereof) against any Credit Party or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, interim receiver, receiver and manager, custodian, liquidator or the like for any Credit Party or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under any Debtor Relief Laws) shall be entered.

(j)          Failure of Agreements. Any material provision of this Agreement or any material provision of any other Loan Document shall for any reason cease to be valid and binding on any Credit Party or any Subsidiary thereof party thereto or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on, or security interest in, any of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.

(k)          ERISA Events. The occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or any Multiemployer Plan or Sections 412, 430, 431 or 432 of the Code, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto and such unpaid amounts are in excess of the Threshold Amount, (ii) any Credit Party fails to make full payment when due of all amounts which, under the provisions of any Canadian Pension Plan or any Canadian Multiemployer Plan or Canadian Pension Laws, any Credit Party is required to pay as contributions thereto and such unpaid amounts are in excess of the Threshold Amount or (iii) a Termination Event.

(l)          Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments or orders (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) to exceed the Threshold Amount shall be entered against any Credit Party or any Subsidiary thereof by any court and such judgment or order shall continue without having been discharged, vacated or stayed for a period of thirty (30) consecutive days after the entry thereof.

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SECTION 11.2         Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the US Borrower:

(a)          Acceleration; Termination of Credit Facility. Terminate the Revolving Credit Commitment and Canadian Revolving Credit Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of any Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 11.1(h) or (i) with respect to any Borrower, the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b)          Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the US Borrower shall at such time deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other US Secured Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other US Secured Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the US Borrower.

(c)          General Remedies. Exercise on behalf of the US Secured Parties and the Canadian Secured Parties, as applicable, all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Secured Obligations.

SECTION 11.3         Rights and Remedies Cumulative; Non-Waiver; etc.

(a)          The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrowers, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

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(b)          Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 11.2 for the benefit of all the Lenders and the Issuing Lender; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 13.4 (subject to the terms of Section 6.6), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 11.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 6.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 11.4         Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 11.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lenders upon the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall be applied as follows:

(a)          with respect to any payment received from or on behalf of, or any net proceeds from the enforcement of the Secured Obligations received from or on behalf of, any US Credit Party (or proceeds from any Collateral owned by any US Credit Party):

First, to payment of that portion of the US Secured Obligations and the Canadian Secured Obligations, to be shared on a Pro Rata Basis, constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swingline Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lender and Swingline Lender in proportion to the respective amounts described in this clause First payable to them;

Second, to payment of that portion of the US Secured Obligations and the Canadian Secured Obligations, to be shared on a Pro Rata Basis, constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the US Secured Obligations and the Canadian Secured Obligations, to be shared on a Pro Rata Basis, constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

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Fourth, to payment of that portion of the US Secured Obligations and the Canadian Secured Obligations, to be shared on a Pro Rata Basis, constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Issuing Lender, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize any L/C Obligations then outstanding; and

Last, the balance, if any, after all of the US Secured Obligations and the Canadian Secured Obligations have been paid in full, to the US Borrower or as otherwise required by Applicable Law.

(b)          with respect to any payment received from or on behalf of, or any net proceeds from the enforcement of the Secured Obligations received from or on behalf of, any Canadian Credit Party (or proceeds from any Collateral owned by any Canadian Credit Party):

First, to payment of that portion of the Canadian Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Canadian Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Canadian Revolving Credit Lenders under the Loan Documents, including attorney fees, ratably among the Canadian Revolving Credit Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Canadian Secured Obligations constituting accrued and unpaid interest on the Canadian Revolving Credit Loans, ratably among the Canadian Revolving Credit Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Canadian Secured Obligations constituting unpaid principal of the Canadian Revolving Credit Loans and payment obligations then owing under Secured Hedge Agreements with Canadian Hedge Banks and Secured Cash Management Agreements with Canadian Cash Management Banks, ratably among the Canadian Revolving Credit Lenders, the Canadian Hedge Banks and the Canadian Cash Management Banks in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Canadian Secured Obligations have been paid in full, to the Canadian Borrower or as otherwise required by Applicable Law.

For the purposes of this Section, “Pro Rata Basis” with respect to any numbered clause above means the percentage of all Secured Obligations identified in such clause and represented by the US Secured Obligations or the Canadian Secured Obligations, as applicable.

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Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XII for itself and its Affiliates as if a “Lender” party hereto.

SECTION 11.5         Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 3.3, 6.3 and 13.3) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, interim receiver, receiver and manager, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 6.3 and 13.3.

SECTION 11.6         Credit Bidding.

(a)          Based upon the instruction of the Required Lenders, the Administrative Agent, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC or similar provisions under the PPSA and the CCQ, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code (or any other Debtor Relief Law), including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law.

(b)          Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

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SECTION 11.7         Judgment Currency.

(a)          The obligation of each Borrower to make payments of the principal of and interest on the Notes and the obligation of any such Person to make payments of any other amounts payable hereunder or pursuant to any other Loan Document in the currency specified for such payment shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent that such tender or recovery shall result in the actual receipt by each of the Administrative Agent and Lenders of the full amount of the applicable currency expressed to be payable pursuant to the applicable Loan Document. The Administrative Agent shall, using all amounts obtained or received from the applicable Borrower pursuant to any such tender or recovery in payment of principal of and interest on the Obligations, promptly purchase the applicable currency at the most favorable spot exchange rate determined by the Administrative Agent to be available to it. The obligation of each Borrower to make payments in the applicable currency shall be enforceable as an alternative or additional cause of action solely for the purpose of recovering in the applicable currency the amount, if any, by which such actual receipt shall fall short of the full amount of the currency expressed to be payable pursuant to the applicable Loan Document.

(b)          Without limiting Section 11.7(a), each Borrower shall indemnify and hold harmless the Administrative Agent and the Lenders, as applicable, against any loss incurred by the Administrative Agent or any Lender as a result of any payment or recovery described in Section 11.7(a) and as a result of any variation having occurred in rates of exchange between the date of any such amount becoming due under this Agreement or any other Loan Document and the date of actual payment thereof. The foregoing indemnity shall constitute a separate and independent obligation of each Borrower and shall continue in full force and effect notwithstanding any such payment or recovery.

ARTICLE XII

THE ADMINISTRATIVE AGENT

SECTION 12.1         Appointment and Authority.

(a)          Each of the Lenders and the Issuing Lender hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except to the extent expressly provided in Section 12.6, the provisions of this Article XII are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither Holdings nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)          The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank or Cash Management Bank) and the Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the US Secured Parties or the Canadian Secured Parties, as applicable). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article XII for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of Articles XII and XIII (including Section 13.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

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(c)        (i)          Fondé de pouvoir. For greater certainty, and without limiting the powers of the Administrative Agent, each of the Canadian Secured Parties hereby irrevocably constitutes Wells Fargo Bank, National Association as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the CCQ) in order to hold hypothecs and security granted by any Canadian Credit Party on property pursuant to the laws of the Province of Québec in order to secure obligations of any Canadian Credit Party under any bond, debenture or similar title of indebtedness, issued by any Canadian Credit Party, and hereby agrees that the Administrative Agent may act as the holder and mandatary (i.e. agent) with respect to any shares, capital stock or other securities or any bond, debenture or similar title of indebtedness that may be issued by any Canadian Credit Party and pledged in favor of the Administrative Agent, for the benefit of the Canadian Secured Parties. The execution by Wells Fargo Bank, National Association, acting as fondé de pouvoir and mandatary, prior to this Agreement of any deeds of hypothec or other security documents is hereby ratified and confirmed.

(ii)         Administrative Agent as Bond Holder. Notwithstanding the provisions of section 32 of An Act respecting the special powers of legal persons (Québec), the Administrative Agent may acquire and be the holder of any bond or debenture issued by any Canadian Credit Party (i.e. the fondé de pouvoir may acquire and hold the first bond issued under any deed of hypothec by any Canadian Credit Party).

(iii)        Ratification of Fondé de Pouvoir by Successors and Assignees, etc. The constitution of Wells Fargo Bank, National Association as fondé de pouvoir, and of the Administrative Agent as holder and mandatary with respect to any bond, debenture, shares, capital stock or other securities that may be issued and pledged from time to time to the Administrative Agent for the benefit of the Canadian Secured Parties, shall be deemed to have been ratified and confirmed by each Person accepting an assignment of, a participation in or an arrangement in respect of, all or any portion of any Canadian Secured Parties’ rights and obligations under this Agreement by the execution of an assignment, including an Assignment and Assumption or other agreement pursuant to which it becomes such assignee or participant, and by each successor Administrative Agent by the compliance with such formalities pursuant to which it becomes a successor Administrative Agent under this Agreement.

(iv)        Rights, etc. of Fondé de pouvoir. Wells Fargo Bank, National Association acting as fondé de pouvoir shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Administrative Agent in this Agreement, which shall apply mutatis mutandis to Wells Fargo Bank, National Association acting as fondé de pouvoir.

SECTION 12.2         Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

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SECTION 12.3         Exculpatory Provisions.

(a)        The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)        shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrowers or any of their respective Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)       The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 13.2 and Section 11.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by Holdings, the US Borrower, a Lender or the Issuing Lender.

(c)       The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VII or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

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SECTION 12.4         Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for Holdings and the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 12.5         Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article XII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 12.6         Resignation or Removal of Administrative Agent.

(a)          The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the US Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right (subject to, unless an Event of Default has occurred and is continuing at such time, the consent of the US Borrower, which such consent shall not be unreasonably withheld or delayed) to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)          If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the US Borrower and such Person, remove such Person as Administrative Agent and (subject to, unless an Event of Default has occurred and is continuing at such time, the consent of the US Borrower, which such consent shall not be unreasonably withheld or delayed) appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

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(c)          With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article XII and Section 13.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)          Any resignation by, or removal of, Wells Fargo as Administrative Agent pursuant to this Section 12.6 shall also constitute its resignation as Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 12.7         Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 12.8         No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

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SECTION 12.9         Collateral and Guaranty Matters.

(a)        Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i)          to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the US Secured Parties or the Canadian Secured Parties, as applicable, under any Loan Document (A) upon the termination of the Revolving Credit Commitment and the Canadian Revolving Credit Commitment and payment in full of all Secured Obligations (other than (1) contingent indemnification obligations and (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Lender shall have been made), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (C) if approved, authorized or ratified in writing in accordance with Section 13.2;

(ii)         to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien under Section 10.2(h); and

(iii)        to release any US Subsidiary Guarantor or any Canadian Subsidiary Guarantor, as applicable, from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any US Subsidiary Guarantor or any Canadian Subsidiary Guarantor, as applicable, from its obligations under the US Subsidiary Guaranty Agreement or the Canadian Subsidiary Guaranty Agreement, as applicable, pursuant to this Section 12.9. In each case as specified in this Section 12.9, the Administrative Agent will, at the applicable Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest and hypothecs granted under the Security Documents or to subordinate its interest in such item, or to release such US Subsidiary Guarantor or such Canadian Subsidiary Guarantor, as applicable, from its obligations under the US Subsidiary Guaranty Agreement or the Canadian Subsidiary Guaranty Agreement, as applicable, in each case in accordance with the terms of the Loan Documents and this Section 12.9. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Asset Disposition permitted pursuant to Section 10.5 or which is not an Asset Disposition by virtue of the last sentence of the definition thereof and is not otherwise prohibited under the Loan Documents, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.

(b)        The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

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SECTION 12.10         Secured Hedge Agreements and Secured Cash Management Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 11.4 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Cash Management Agreements and Secured Hedge Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1         Notices.

(a)          Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to any Borrower:

Beacon Sales Acquisition, Inc.
One Lakeland Park Drive
Peabody, Massachusetts 01960
Attention of: David R. Grace
Telephone No.: (877) 645-7663
Facsimile No.: (978) 535-7358

With copies to:

Beacon Roofing Supply, Inc.

5244 River Road

Bethesda, Maryland 20816

Attention of: Ross Cooper

Telephone No.: (310) 272-2123

Facsimile No.: (310) 272-2125

If to Wells Fargo as
Administrative
Agent:

Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention of: Syndication Agency Services
Telephone No.: (704) 590-2703
Facsimile No.: (704) 590-3481

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With copies to:

Wells Fargo Bank, National Association
101 Federal Street, Suite 2020
Boston, Massachusetts 02110
Attention of: Jeffrey Kinney
Facsimile No.: (617) 723-0647

If to any Lender:

To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)          Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the US Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)          Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrowers and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d)          Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

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(e)        Platform.

(i)          Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Credit Party Materials available to the Issuing Lender and the other Lenders by posting the Communications on the Platform.

(ii)         The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Credit Party Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Credit Party Materials. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Credit Party Materials or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including, without limitation, the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

(f)          Private Side Designation. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Applicable Laws, to make reference to Credit Party Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Credit Parties or their respective securities for purposes of United States Federal or state securities Applicable Laws.

SECTION 13.2         Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrowers; provided, that no amendment, waiver or consent shall:

(a)          without the prior written consent of the Required Revolving Credit Lenders, amend, modify or waive (i) Section 7.2 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Revolving Credit Lenders (pursuant to, in the case of any such amendment to a provision hereof other than Section 7.2, any substantially concurrent request by the US Borrower for a borrowing of Revolving Credit Loans or the Canadian Borrower for a borrowing of Canadian Revolving Credit Loans) to make Revolving Credit Loans when such Revolving Credit Lenders would not otherwise be required to do so, (ii) the amount of the Swingline Commitment or (iii) the amount of the L/C Commitment;

(b)          increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 11.2) or the amount of Loans of any Lender, in any case, without the written consent of such Lender;

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(c)          waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(d)          reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrowers to pay interest at the rate set forth in Section 6.1(c) during the continuance of an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;

(e)          change Section 6.6 or Section 11.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(f)          change Section 5.4(b)(iv) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender directly and adversely affected thereby;

(g)          except as otherwise permitted by this Section 13.2, change any provision of this Section 13.2 or reduce the percentages specified in the definitions of “Required Lenders,” or “Required Revolving Credit Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(h)          consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 10.4), in each case, without the written consent of each Lender;

(i)          release (i) Holdings, (ii) the US Borrower, (iii) all of the US Subsidiary Guarantors, (iv) all of the Canadian Subsidiary Guarantors, (v) US Subsidiary Guarantors comprising substantially all of the credit support for the US Secured Obligations or the Canadian Secured Obligations or (vi) Canadian Subsidiary Guarantors comprising substantially all of the credit support for the Canadian Secured Obligations, in any case, from any Guaranty Agreement (other than as authorized in Section 12.9), without the written consent of each Lender; or

(j)          release all or substantially all of the Collateral or release any Security Document (other than as authorized in Section 12.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

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provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (v) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrowers and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 13.2 if such Class of Lenders were the only Class of Lenders hereunder at the time, and (vi) the Administrative Agent and the US Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the US Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 13.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 6.13 (including, without limitation, as applicable, (1) to permit the Incremental Term Loans and the Incremental Revolving Credit Increases to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include the Incremental Term Loan Commitments and the Incremental Revolving Credit Increase, as applicable, or outstanding Incremental Term Loans and outstanding Incremental Revolving Credit Increase, as applicable, in any determination of (i) Required Lenders or Required Revolving Credit Lenders, as applicable or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Commitment Percentage, in each case, without the written consent of such affected Lender.

SECTION 13.3         Expenses; Indemnity.

(a)          Costs and Expenses. The Borrowers and each other Credit Party, jointly and severally, shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 13.3, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, however, that no Canadian Credit Party shall have responsibility for any costs and expenses payable pursuant to this Section 13.3(a) that relate exclusively to the US Credit Parties.

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(b)          Indemnification. The Borrowers and each other Credit Party, jointly and severally, shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender, the Issuing Lender, the Swingline Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers or any other Credit Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Transactions), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary thereof, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent, any Arranger or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; provided further that no Canadian Credit Party shall have responsibility for any payments and reimbursements payable pursuant to this Section 13.3(b) that relate exclusively to the US Credit Parties. This Section 13.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)          Reimbursement by Lenders. To the extent that the Borrowers for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section 13.3 to be paid by it to the Administrative Agent (or any sub-agent thereof), any Arranger, the Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Arranger, the Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if the Revolving Credit Commitment has been reduced to zero as of such time, determined immediately prior to such reduction); provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Arranger, the Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Arranger, Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 6.7.

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(d)          Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems as provided in and in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)          Payments. All amounts due under this Section 13.3 shall be payable promptly after demand therefor.

(f)          Survival. Each party’s obligations under this Section 13.3 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 13.4         Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Credit Party against any and all of the obligations of the Borrowers or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender or the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 11.4 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender, the Swingline Lender and their respective Affiliates under this Section 13.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, the Issuing Lender and the Swingline Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

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SECTION 13.5         Governing Law; Jurisdiction, Etc.

(a)          Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)          Submission to Jurisdiction. Each Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Issuing Lender, the Swingline Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, the Issuing Lender or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c)          Waiver of Venue. Each Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 13.5. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 13.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 13.6         Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.6.

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SECTION 13.7         Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 13.8         Injunctive Relief. The Borrowers recognize that, in the event the Borrowers fail to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrowers agree that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 13.9         Accounting Matters. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 13.10         Successors and Assigns; Participations.

(a)          Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 13.10, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 13.10 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section 13.10 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 13.10 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment, its Canadian Revolving Credit Commitment and the Loans at the time owing to it); provided that, in each case with respect to any Credit Facility, any such assignment shall be subject to the following conditions:

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(i)          Minimum Amounts.

(A)         in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Credit Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section 13.10 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)         in any case not described in paragraph (b)(i)(A) of this Section 13.10, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 in the case of any assignment in respect of the Revolving Credit Facility, C$5,000,000 in the case of any assignment with respect to the Canadian Revolving Credit Facility, or $5,000,000 in the case of any assignment in respect of the Term Loan Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the US Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the US Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof (specifying the time period within which the US Borrower may respond) has been delivered to the US Borrower by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the US Borrower on or before such tenth (10th) Business Day;

(ii)         Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii)        Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 13.10 and, in addition:

(A)         the consent of the US Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the US Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof (specifying the time period within which the US Borrower may respond);

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(B)         the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) the Revolving Credit Facility or the Canadian Revolving Credit Facility if such assignment is to a Person that immediately before giving effect to such assignment is not a Lender with a Revolving Credit Commitment, a Canadian Revolving Credit Commitment or a Term Loan Commitment, as applicable, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) the Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)         the consents of the Issuing Lender and the Swingline Lender shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)        Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)         No Assignment to Certain Persons. No such assignment shall be made to (A) any Borrower or any Subsidiaries or Affiliates of any Borrower or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)        No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii)       Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the US Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 13.10, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 6.8, 6.9, 6.10, 6.11 and 13.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 13.10.

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(c)          Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the US Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent demonstrable error, and the US Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the US Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person or a Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Lender, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 13.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in the first proviso to Section 13.2 that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 6.9, 6.10 and 6.11 (subject to the requirements and limitations therein, including the requirements under Section 6.11(g) (it being understood that the documentation required under Section 6.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 13.10; provided that such Participant (A) agrees to be subject to the provisions of Section 6.12 as if it were an assignee under paragraph (b) of this Section 13.10; and (B) shall not be entitled to receive any greater payment under Sections 6.10 or 6.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 6.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 6.6 as though it were a Lender.

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Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)          Certain Pledges. Any Lender may at any time pledge or assign a security interest or grant a hypothec in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or beneficiary for such Lender as a party hereto.

SECTION 13.11         Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Secured Hedge Agreement or Secured Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 13.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the US Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating Holdings or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility, (h) with the consent of the US Borrower, (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 13.11 or (ii) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings or the Borrowers or (k) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates. For purposes of this Section 13.11, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 13.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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SECTION 13.12         Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 13.13         All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 13.14         Survival.

(a)          All representations and warranties set forth in Article VIII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b)          Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 13.15         Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 13.16         Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

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SECTION 13.17         Counterparts; Integration; Effectiveness; Electronic Execution.

(a)          Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, the Issuing Lender, the Swingline Lender and/or the Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)          Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 13.18         Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment and the Canadian Revolving Credit Commitment have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 13.19         USA PATRIOT Act. The Administrative Agent and each Lender hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act and Canadian AML Laws, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act and applicable Canadian AML Laws.

SECTION 13.20         Independent Effect of Covenants. The Borrowers expressly acknowledge and agree that each covenant contained in Articles IX or X hereof shall be given independent effect. Accordingly, the Borrowers shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles IX or X, before or after giving effect to such transaction or act, the Borrowers shall or would be in breach of any other covenant contained in Articles IX or X.

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SECTION 13.21         Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on Holdings or any of its Subsidiaries or further restricts the rights of Holdings or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

[Signature pages to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

BEACON ROOFING SUPPLY, INC., as Holdings

By:	/s/ David R. Grace
Name:	David R. Grace
Title:	CFO & Executive Vice President

BEACON SALES ACQUISITION, INC., as US Borrower

By:	/s/ David R. Grace
Name:	David R. Grace
Title:	CFO & Executive Vice President

BEACON ROOFING SUPPLY CANADA COMPANY, as Canadian Borrower

By:	/s/ David R. Grace
Name:	David R. Grace
Title:	CFO & Executive Vice President

Credit Agreement

Beacon Roofing Supply, Inc.

Signature Page

AGENTS AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, Issuing Lender and Lender

By:	/s/ Jeffrey Kinney
Name:	Jeffrey Kinney
Title:	Senior Vice President

Credit Agreement

Beacon Roofing Supply, Inc.

Signature Page